Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

SPECTRUM PHARMACEUTICALS, INC.,
a Delaware corporation;

SAPPHIRE ACQUISITION SUB, INC.,
a Delaware corporation; and

ALLOS THERAPEUTICS, INC.,
a Delaware corporation

Dated as of April 4, 2012

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of April 4, 2012, by and among SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation (“Parent”); SAPPHIRE ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); and ALLOS THERAPEUTICS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                                    Parent intends to acquire the Company in accordance with this Agreement and the DGCL.

B.                                    Pursuant to this Agreement, Merger Sub has agreed to commence a tender offer pursuant to the terms and conditions of this Agreement (the “Offer”) to purchase all of the outstanding common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), in exchange for, with respect to each share of Common Stock, (i) an amount in cash equal to $1.82 (the “Cash Portion”), and (ii) one contingent value right (a “CVR” and, together with the Cash Portion, the “Merger Consideration”), which shall represent the right to receive the Milestone Payment (as such term is used in the CVR Agreement) in cash in connection with the achievement of certain milestones as set forth in the CVR Agreement, and in accordance therewith.

C.                                    Following the Offer, Merger Sub will merge with and into the Company in accordance with this Agreement and the DGCL (the “Merger”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will be cancelled and converted into the right to receive the Merger Consideration.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.

D.                                    The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, the Offer and the Merger.

E.                                     The Company Board has (i) authorized the execution, delivery and performance by the Company of this Agreement and approved the Offer and the Merger, and (ii) recommended that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the DGCL, adopt this Agreement.

F.                                      Immediately prior to the execution of this Agreement, certain Company stockholders have delivered to Parent tender and voting agreements (the “Company Stockholder Support Agreements”) providing that such Company stockholders have agreed to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer, and (ii) if required by the DGCL, vote the shares of Company Common Stock beneficially owned by them in favor of the adoption of this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.                                           THE OFFER

1.1                               The Offer.

(a)                                 Commencement of the Offer.  Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Merger Consideration (as adjusted as provided in Section 1.3, if applicable) as promptly as reasonably practicable after the date hereof (and in any event within twelve (12) days of the date hereof) and in compliance with Section 14(d) and Section 14(e) of the Exchange Act and all other applicable Legal Requirements.

(b)                                 Payment.  Subject solely to the satisfaction or waiver (to the extent permitted by Section 1.1(c)) of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.1(d)) and in any event in compliance with Rule 14e-1(c) under the Exchange Act.  The Cash Portion of the Merger Consideration payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 1.1(e) hereof shall be paid to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes required by Legal Requirement to be withheld or deducted.  In accordance with Sections 2.1 and 2.3 of the CVR Agreement, and subject to the terms of the CVR Agreement, Parent shall cause to be registered in the name of the holders of shares of Company Common Stock one CVR for each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 1.1(e) hereof.  Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase all shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(c)                                  Terms and Conditions of the Offer.  The obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer shall be subject solely to the satisfaction of the Minimum Condition and the satisfaction or waiver (to the extent permitted by this Section 1(c)) of the conditions set forth in clauses (b)(i) through (b)(vii) set forth in Annex A hereto (collectively with the Minimum Condition, the “Offer Conditions”).  Merger Sub may waive any Offer Condition set forth in clauses (b)(i) through (b)(vii) of Annex A hereto, increase the Merger Consideration payable in the Offer and make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) subject to Section 1.3, decrease the Merger Consideration or change the form of consideration payable in the Offer, (ii) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (iii) amend, change or impose conditions to the Offer other than the Offer Conditions, (iv) amend, or waive satisfaction of, the Minimum Conditions, (v) extend or terminate the Offer in any manner other than in accordance with Section 1.1(d) or (vi) amend or change any term or condition of the Offer in a manner adverse to the holders of the shares of Company Common Stock.

(d)                                 Expiration of the Offer.  Subject to the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, cause the Offer to remain open, unless extended as provided below, until midnight, New York time, at the end of the day on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (such time and date, the “Initial Expiration Date”) or if the Initial Expiration Date has been extended in accordance with this Agreement, on the date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Merger Sub shall, and Parent shall cause Merger Sub to, extend or re-extend the Offer for successive extension periods of ten (10) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) in the event that any of the Minimum Condition or the other Offer Conditions are not satisfied or waived (to the extent permitted by Section 1.1(c)) as of any then scheduled Expiration Date until such time as the Minimum Condition and the other Offer Conditions are satisfied or waived (to the extent permitted by Section 1.1(c)), and (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend or re-extend the Offer for any period required by any Governmental Body or any rule, regulation, interpretation or position of the SEC or the staff thereof or the NASDAQ Global Market applicable to the Offer; provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 1.1(d), in no event shall Merger Sub be required to extend the Offer beyond the End Date and (iii) Merger Sub shall provide for a subsequent offering period (and one or more extensions thereof) in accordance with Section 1.1(e) hereof.  If this Agreement has been terminated pursuant to Section 8 before the acceptance by Merger Sub of shares of Company Common Stock for payment, Merger Sub shall, and Parent shall cause Merger Sub to, promptly terminate the Offer without accepting any shares of Company Common Stock for payment and return all shares of Company Common Stock deposited by or on behalf of the holders of the Company Common Stock in compliance with Rule 14e-1(c) promulgated under the Exchange Act; otherwise Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company.

(e)                                  Subsequent Offering Period.  If on the date the Offer expires, the Minimum Condition has been satisfied, or with the consent of the Company, waived, and all other Offer Conditions have been satisfied or waived (to the extent permitted by Section 1.1(c)), and, upon the acceptance of shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, Parent, Merger Sub and their respective affiliates would not own at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Legal Requirement (the “Short Form Threshold”), Merger Sub may, and if requested by the Company, Merger Sub shall, provide for a subsequent offering period within the meaning of, and in compliance with, Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities laws (the “Subsequent Offering Period”) of successive periods of up to five (5)

business days each (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration of the Offer (or such longer period of up to twenty (20) business days immediately following expiration of the Offer, and calculated in the same manner, if the Company consents in writing prior to such extension).  Parent and Merger Sub shall cause the Offer Documents to reserve the right of Merger Sub to provide for the Subsequent Offering Period.  During the Subsequent Offering Period, Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept for payment and promptly pay for all shares of Company Common Stock as they are tendered pursuant to the Offer during the Subsequent Offering Period in accordance with Rule 14d-11 promulgated under the Exchange Act and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(f)                                   Schedule TO; Offer Documents.  On the date of commencement of the Offer, Merger Sub and Parent shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase relating to the Offer (the “Offer to Purchase”) and forms of the related letter of transmittal, a related summary advertisement in respect of the Offer, and such other ancillary documents and instruments pursuant to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock (collectively, the “Company Stockholders”) as and to the extent required by the Exchange Act.  Parent and Merger Sub shall cause the Schedule TO and the other Offer Documents to comply in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and all other applicable Legal Requirements.  Parent and Merger Sub hereby further agree that the Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment or supplement thereto, on the date first published, sent or given to the Company Stockholders and at the time of consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made or covenant is agreed to by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.  Except to the extent subsequently amended, modified or supplemented in a subsequently filed Schedule TO or Offer Document, the Company hereby agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents, when filed with the SEC, at the time of any amendment or supplement thereto, on the date first published, sent or given to the Company Stockholders and at the time of consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO and the Offer Documents.  Each of Parent, Merger Sub and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws.  Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to the Company Stockholders.  In addition, Parent and Merger Sub shall provide the Company and its counsel promptly with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review any proposed written or oral responses and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel and to participate in any substantive telephonic communications with the staff of the SEC related thereto.

(g)                                  Without limiting the foregoing, Parent and Merger Sub shall take all reasonable actions to cause the Offer to be conducted in accordance with all applicable Legal Requirements.

1.2                               Company Action.

(a)                                 Schedule 14D-9.  Promptly after the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act) and in any event within ten (10) days thereafter, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be disseminated to the Company Stockholders as and to the extent required by the Exchange Act.  To the extent reasonably practicable, the Schedule 14D-9 shall be filed with the SEC on the same day as the filing by Parent and Merger Sub of the Schedule TO and the parties shall cooperate to cause the Schedule 14D-9 to be disseminated to the Company Stockholders with the Offer Documents (and if so, the expense thereof shall be borne by Parent in connection with its dissemination of the Offer Documents).  The Company shall cause the Schedule 14D-9 to (i) comply in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and all other applicable Legal Requirements, and (ii) subject to the occurrence of any Company Change in Recommendation pursuant to Section 5.4(f), contain the Company Board Recommendation.  The Company hereby further agrees that the Schedule 14D-9, when filed with the SEC, at the time of any amendment or supplement thereto, on the date first published, sent or given to the Company Stockholders, and at the time of the consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made or covenant is agreed to by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.  Except to the extent subsequently amended, modified or supplemented in a subsequently filed Schedule 14D-9, Parent and Merger Sub hereby agree that the information provided by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9, when filed with the SEC, at the time of any amendment or supplement thereto, on the date first published, sent or given to the Company Stockholders, and at the time of consummation of the Offer, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent or Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9.  Each of Parent, Merger Sub and the Company agrees to correct promptly any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws.  In addition, the Company shall provide Parent, Merger Sub and their counsel promptly with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto.  The Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any proposed written or oral responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel and to participate in any substantive telephonic communications with the staff of the SEC related thereto.  Notwithstanding the foregoing, in connection with the receipt of any Acquisition Proposal by the Company or any action by the Company or the Company Board permitted by the proviso contained in Section 5.4(a) or by Section 5.4(f), the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in), or permit Parent or Merger Sub to participate in any discussions regarding, such Schedule 14D-9, or any amendment or supplement thereto, or any comments thereon, to the extent such Schedule 14d-9 or any such discussions relate to such Acquisition Proposal, the reasons for such Acquisition Proposal or any actions taken with respect thereto, or any additional information reasonably related to such Acquisition Proposal.

(b)                                 Mailing Information.  In connection with the Offer and the Merger, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Merger Sub (at Parent’s and Merger Sub’s sole cost and expense) with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date (and, to the extent available, such information with respect to persons becoming record holders subsequent to such date), together with all other reasonably available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock.  The Company shall promptly furnish Parent and Merger Sub (at Parent’s and Merger Sub’s sole cost and expense) with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of shares of Company Common Stock as Parent or Merger Sub may reasonably request.  Subject to the requirements of applicable Legal Requirement, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall (and shall cause each of their respective affiliates, associates, partners, directors, officers, employees, agents and advisors to):  (i) hold in confidence the information contemplated by this Section 1.2(b) and all extracts and summaries thereof on the terms and subject to the conditions set forth in the Confidentiality Agreement and use such information only for purposes of consummating the transactions contemplated hereby, and (ii) if this Agreement shall be terminated and/or the Offer shall terminate without any shares of Company Common Stock having been accepted, deliver to the Company or destroy, and, upon the Company’s request, provide the Company with a certificate of such destruction signed by an officer of each of Parent and Merger Sub, all copies of such information then in their or their Representatives’ possession or control.

1.3                               Adjustment to Merger Consideration.  The Merger Consideration (and any payment to holders of Company Options or Company RSUs pursuant to Section 6.3) shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of and payment for shares of Company Common Stock pursuant to the Offer and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock (and such holders of Company Options or Company RSUs) the same economic effect as contemplated by this Agreement prior to such action.

1.4                               Top-Up.

(a)                                 Subject to Section 1.4(b), Section 1.4(c), Section 1.4(d) and Section 1.4(e) hereof, the Company grants to Merger Sub a non-assignable right and Merger Sub accepts a non-assignable obligation (the “Top-Up”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase from the Company that number of newly issued shares of Company Common Stock equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub at the time of exercise of the Top-Up, constitutes one share more than ninety percent (90%) of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock issued pursuant to the exercise of the Top-Up, at a price per share of Company Common Stock equal to the greater of (i) the last reported sale price of a share of Company Common Stock on the NASDAQ Global Market on the last trading day prior to the date on which the Top-Up is exercised or (ii) the Cash Portion of the Merger Consideration.

(b)                                 Merger Sub shall (unless the Short Form Threshold has already been exceeded) exercise the Top-Up once, in whole and not in part, promptly following the later of the Acceptance Time or the expiration of the Subsequent Offering Period, and in any event within one (1) Business Day after the date on which the Merger Sub accepts for payment shares of Company Common Stock pursuant to the Offer or such later expiration of the Subsequent Offering Period; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Top-Up shall not be exercisable and the Company shall not be required to issue any shares pursuant to the Top-Up if (i) immediately after the issuance of shares of Company Common Stock pursuant to the Top-Up, the Short Form Threshold would not be reached

(assuming the issuance of such shares pursuant to such exercise), (ii) the number of shares of Company Common Stock otherwise to be issued thereunder exceeds the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its Certificate of Incorporation, as amended, but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of the closing of the purchase of shares of Company Common Stock pursuant to the Top-Up, or (iii) a provision of any applicable Legal Requirement, excluding the rules and regulations of the NASDAQ Global Market, shall prohibit the exercise of the Top-Up or the delivery of the shares to be purchased thereunder in respect of such exercise.

(c)                                  The aggregate purchase price payable for the shares of Company Common Stock being purchased by Merger Sub pursuant to the Top-Up shall be determined by multiplying the number of such shares by the greater of (i) the last reported sale price of a share of Company Common Stock on the NASDAQ Global Market on the last trading day prior to the date on which the Top-Up is exercised or (ii) the Cash Portion of the Merger Consideration.  Such purchase price may be paid by Merger Sub, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to the Company one or more unsecured, non-negotiable and non-transferrable promissory notes having a principal amount equal to the balance of such purchase price, which promissory note shall be guaranteed by Parent.  Any such promissory note shall bear interest at the rate of 6% per annum, compounded monthly, and shall mature on the first (1st) anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty, and shall become immediately due and payable in the event that Parent or Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors.

(d)                                 In the event Merger Sub shall be obligated to exercise the Top-Up pursuant to Section 1.4(b), Merger Sub shall deliver to the Company a written notice setting forth (i) the number of shares of Company Common Stock that are or will be owned by Merger Sub immediately preceding the purchase of the shares pursuant to the Top-Up,  (ii) the manner in which Merger Sub intends to pay the applicable exercise price, and (iii) the date of the closing of the purchase of shares of Company Common Stock pursuant to the Top-Up in accordance with Section 1.4(c).  The Company shall, promptly following receipt of such notice, deliver written notice to Merger Sub specifying the number of shares of Company Common Stock to be issued pursuant to the Top-Up and the consideration due in exchange therefor, calculated in accordance with this Section 1.4 (or stating that the Top-Up is not then exercisable pursuant to Section 1.4(b)). At the closing of the purchase of such shares of Company Common Stock, Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares in accordance with this Section 1.4, and the Company shall cause to be issued to Merger Sub a certificate representing such shares (or the applicable number of shares of Company Common Stock in noncertificated book-entry form). The Company Board has taken all steps necessary such that upon issuance and delivery in accordance with this Section 1.4(d), such shares shall be validly issued, fully paid and non-assessable.

(e)                                  Parent and Merger Sub acknowledge that the shares of Company Common Stock issuable to Merger Sub pursuant to the Top-Up will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the

Securities Act.  Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is and will be, upon the purchase of such shares, an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act).

(f)                                   The parties hereto agree and acknowledge that, notwithstanding anything to the contrary herein, the failure to obtain approval of the Company’s stockholders of the issuance of Company Common Stock pursuant to the Top-Up as a result of the NASDAQ Global Market or any other applicable stock exchange listing requirements shall not cause any condition to the Offer not to be met.

1.5                               Company Board Representation; Section 14(f).

(a)                                 Composition of Company Board and Board Committees.  Upon the initial acceptance for purchase by Merger Sub of shares of Company Common Stock tendered pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.5(a)) and from time to time thereafter, subject to payment for such shares of Company Common Stock, Merger Sub shall be entitled to designate up to such number of directors (rounded up to the next whole number) on the Company Board as shall give Merger Sub representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or appointed pursuant to this Section 1.5(a)) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Merger Sub following such purchase bears to the total number of shares of Company Common Stock then outstanding, and the Company shall promptly thereafter take such actions as are reasonably requested by Merger Sub to cause Merger Sub’s designees to be elected or appointed as directors of the Company, including by increasing the size of the Company Board or securing the resignations of incumbent directors, or both as necessary.  From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Merger Sub to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board of each committee of the Company Board (except for any committee established to take action with respect to the subject matter of this Agreement) to the fullest extent permitted by all applicable Legal Requirement and the rules of the NASDAQ Global Market.  Notwithstanding the foregoing, following the purchase by Merger Sub of shares of Company Common Stock pursuant to the Offer and before the Effective Time, in the event that Merger Sub’s designees are elected or appointed to the Company Board pursuant to this Section 1.5(a), the Company Board shall maintain at least three (3) directors who are members of the Company Board on the date hereof, each of whom shall be an “independent director” as defined by the rules of the NASDAQ Global Market Global Market or the federal securities Legal Requirements who are considered independent directors within the meaning of such rules and Legal Requirements (“Independent Directors”) eligible to serve on the Company’s audit committee under the Exchange Act and the NASDAQ Global Market rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Directors shall be entitled to elect or designate another person that satisfies the foregoing independence requirements to fill such vacancy, and such person shall be deemed to be a Continuing Director for purposes of this Agreement.  Notwithstanding the foregoing, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules and regulations for any reason whatsoever (including, with respect to the rules of the NASDAQ Global Market, such rules governing the requirements for the continued listing of the shares of Company Common Stock), the remaining Independent Director(s) shall designate persons to fill such vacancies and such designees shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ Global Market and the federal securities laws, to fill such vacancies who shall not be employees, directors, stockholders or other affiliates of Parent or Merger Sub, and such designees shall be deemed to be Independent Directors for purposes of this Agreement.  From and after the Acceptance Time and for so long as any members of the Company Board are Continuing Directors, Parent shall ensure that each Continuing Director who is not then covered by the Company’s directors’ and officers’ liability insurance policies is covered by, and a beneficiary of, Parent’s directors’ and officers’ liability insurance policies (or equivalent insurance policies).

(b)                                 Section 14(f) of the Exchange Act.  The Company’s obligation to appoint Merger Sub’s designees to the Company Board pursuant to Section 1.5(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 1.5 prior to the Acceptance Time and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations.  Parent or Merger Sub shall, promptly after the date hereof and at least five (5) days prior to the commencement of the Offer, supply to the Company on a timely basis, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

(c)                                  Required Approvals of Continuing Directors.  Notwithstanding anything to the contrary set forth in this Agreement, following the appointment or election of designees of Merger Sub pursuant to Section 1.5(a) and prior to the Effective Time, any (i) amendment or modification of this Agreement or the certificate of incorporation or bylaws of the Company or any Subsidiary, (ii) termination of this Agreement by the Company, (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub hereunder, (iv) recommendation to the Company Stockholders or any modification or withdrawal of any such recommendation in connection with this Agreement or the transactions contemplated hereby, (v) exercise or waiver of any of the Company’s conditions, rights or remedies hereunder, (vi) amendment, rescission, repeal or waiver of the certificate of incorporation or by-laws of the Company, (vii) authorization or execution of any agreement, or of any amendment of modification of any agreement, between the Company and any of its Subsidiaries, on the one hand, and Parent, Merger Sub or any of their affiliates, on the other hand, or (vii) other action of the Company or the Company Board under or in connection with this Agreement or the transactions contemplated hereby, including the Offer and the Merger, in each case, may be effected only if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors.  Following the appointment or election of designees of Merger Sub pursuant to Section 1.5(a) and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director, if there shall only be one Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company Board with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action.

1.6                               Merger Without Meeting of the Stockholders.  Notwithstanding the terms of Sections 6.1 and 6.2, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by Merger Sub in accordance with this Agreement and, if applicable, the exercise of the Top-Up, Parent and Merger Sub shall then own shares of capital stock of the Company that meet the Short Form Threshold, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable, and in any event within one (1) Business Day, without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

Section 2.                                           DESCRIPTION OF TRANSACTION

2.1                               Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2                               Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3                               Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 333 South Hope Street, Los Angeles, California, on a date to be designated jointly by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4                               Certificate of Incorporation and Bylaws; Directors and Officers.

(a)                                 The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit B;

(b)                                 The Bylaws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to read as set forth on Exhibit C; and

(c)                                  The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub prior to the Effective Time.

2.5                               Cancellation, Payment and Conversion of Shares.

(a)                                 Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)                                     any shares of Company Common Stock owned by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)                                  any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)                               except as provided in clauses “(i)” and “(ii)” above and subject to Section 2.6, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the Merger Consideration; and

(iv)                              each share of the Common Stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)                                 If, during the period from the Acceptance Time through the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, then the Merger Consideration, and any payment to holders of Company Options or Company RSUs pursuant to Section 6.3, shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

2.6                               Dissenting Company Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted as described in Section 2.5(a)(iii), and holders of such shares will be entitled only to such rights and consideration as are granted pursuant to Section 262 of the DGCL (without regard to the Top-Up, any shares of Common Stock issued upon the exercise of the Top-Up or any promissory notes issued in consideration for the purchase price of shares of Common Stock purchased pursuant to the Top-Up). Notwithstanding the foregoing, if, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the DGCL, the shares of Company Common Stock held by such holder that were Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Upon the Company’s receipt of any notice of intent to demand payment in accordance with the provisions of the DGCL, or any withdrawal of such notice, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice or instrument. The Company shall give Parent the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company, on the one hand, and Parent, prior to the Closing, on the other hand, shall not, except with the prior written consent of the other party hereto or pursuant to an Order, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

2.7                               Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration and any dividends or other distributions pursuant to Section 2.8(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 2.8.

2.8                               Exchange of Certificates.

(a)                                 Prior to the Acceptance Time, Parent and the Company shall, and Parent shall cause the CVR Rights Agent to, authorize, execute and deliver the CVR Agreement.  Prior to the Effective Time, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Prior to the Effective Time, Parent shall issue and cause to be deposited with the Exchange Agent cash in an amount sufficient to pay the aggregate Cash Portion of the Merger Consideration payable in connection with the Merger (it being understood and agreed, for the avoidance of doubt, that Parent shall not be required to deposit any of the funds related to any CVR with the CVR Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement).

The cash amount deposited pursuant to the immediately preceding sentence with the Exchange Agent is referred to as the “Exchange Fund.”

(b)                                 Promptly after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive, and the Exchange Agent shall (and Parent shall cause the Exchange Agent to) in exchange therefor transfer from the Exchange Fund to such holder the Cash Portion of the Merger Consideration such holder has the right to receive pursuant to the provisions of Section 2.5(a)(iii); (B) the holder of such Company Stock Certificate or Book Entry Shares shall be identified in the register maintained by the CVR Rights Agent for the purpose of identifying the holders of the CVRs pursuant to the terms of the CVR Agreement as the holder of that number of CVRs such holder has the right to receive pursuant to the provisions of Section 2.5(a)(iii), in accordance with the terms of the CVR Agreement, and (C) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate and Book Entry Share (other than Dissenting Shares) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 2.5 and any dividends or other distributions pursuant to Section 2.8(c). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any Merger Consideration in respect of the shares represented thereby, require the owner of such lost, stolen or destroyed Company Stock Certificate to post a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)                                  Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates and Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration.

(d)                                 Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)                                  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person for any cash amounts required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

2.9                               Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 3.                                           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure would qualify such representation and warranty; and (c) any information set forth in the Company SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2012 and publicly available thereon prior to the date of this Agreement, other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information set forth therein that is predictive or forward-looking in nature):

3.1                               Subsidiaries; Due Organization; Etc.

(a)                                 Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of Company’s Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Company’s Subsidiaries.  No Alaska Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)                                 Each of the Alaska Corporations is a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)                                  Each of the Alaska Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.2                               Certificate of Incorporation and Bylaws.  The Company has delivered or Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Alaska Corporations, including all amendments thereto. The Company has delivered or Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes policies, or guidelines adopted by any of the Alaska Corporations or by the board of directors, or any committee of the board of directors, of any of the Alaska Corporations.

3.3                               Capitalization, Etc.

(a)                                 The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, of which 106,958,412 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Company Preferred Stock, of which 1,500,000 have been designated as Series A Junior Participating Preferred Stock, $0.001 par value, of which no shares of Company Preferred Stock or Series A Junior Participating Preferred Stock have been issued or are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Alaska Corporations (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

(b)                                 Except as set forth in Part 3.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture (other than the Company Restricted Stock), right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Alaska Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c)                                  As of the date of this Agreement: (i) 7,036,779 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 2,000,963 shares of Company Common Stock are reserved for future issuance pursuant to the Alaska 2001 Employee Stock Purchase Plan (the “Company ESPP”); (iii) no shares of Company Restricted Stock are subject to vesting after the date of this Agreement; (iv) 5,864,616 shares of Company Common Stock are subject to issuance upon vesting of Company RSUs; and (v) 6,479,154 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Option Plans.

(d)                                 As of the date of this Agreement, 1,500,000 shares of Company Preferred Stock, designated as Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the “Company Rights”) issued pursuant to the Company Rights Agreement.

(e)                                  The Company has delivered or Made Available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award (whether a Company Option, Company Restricted Stock, Company RSU, or another type of Company Equity Award); (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise price (if any) of such Company Equity Award; (vi) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vii) the date on which such Company Equity Award was granted; (viii) the date on which such Company Equity Award expires (if applicable); (ix) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (x) if such Company Equity Award is in the form of Company Restricted Stock or Company RSU, respectively, the dates on which shares of Company Common Stock with respect to such Company Restricted Stock or Company RSU, respectively, are scheduled to vest. The Company has delivered or Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents in accordance with GAAP, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentional or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or similar equity-based awards with respect to any of the Alaska Corporations.

(f)                                   Except as set forth in Sections 3.3(a), 3.3(c) and 3.3(d), or as permitted from and after the date of this Agreement pursuant to Section 5.2, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Alaska Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Alaska Corporations or that has the right to vote on any matter on which the stockholders of the Company have the right to vote; (iii) Contract under which any of the Alaska Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Alaska Corporations.

(g)                                  All outstanding shares of Company Common Stock, and all options and other Company Equity Awards and other securities of the Alaska Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(h)                                 All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

3.4                               SEC Filings; Financial Statements

(a)                                 The Company has delivered or Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications and other statements, reports, schedules, forms and other documents filed by the Company with the SEC, including all amendments thereto, since January 1, 2011 (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC since January 1, 2011 have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 3 and in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)                                 The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Alaska Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2011 received any notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

(c)                                  The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Alaska Corporations are required by GAAP to be included in the consolidated financial statements of the Company. There are no comments from the SEC or its staff pending with respect to any statements, reports, schedules, forms or other documents filed by the Company with the SEC that remain outstanding and unresolved.

(d)                                 The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Alaska Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e)                                  The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Alaska Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Alaska Corporations that could have a material effect on the Company’s consolidated financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2011. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since December 31, 2011, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Alaska Corporations; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f)                                   Part 3.4(f) of the Company Disclosure Schedule lists, and the Company has delivered or Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Alaska Corporations since January 1, 2011. None of the Alaska Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

3.5                               Absence of Changes.  Except as set forth in Part 3.5 of the Company Disclosure Schedule, since December 31, 2011 through the date of this Agreement:

(a)                                 there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b)                                 there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Alaska Corporations (whether or not covered by insurance);

(c)                                  none of the Alaska Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Alaska Corporations (other than repurchase of restricted Company Common Stock in connection with termination of employment of the previous holder of such Company Common Stock that were made in the ordinary course of business and consistent with past practices, or upon the cashless or net exercise of outstanding Company Options);

(d)                                 none of the Alaska Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or vesting of Company RSUs or pursuant to the Company ESPP); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options and Company RSUs identified in Part 3.3(e) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)                                  the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock unit or other Company RSU agreement; or (iv) any other Contract evidencing or relating to any Company Equity Award or other equity award (whether payable in cash or stock);

(f)                                   (i) there has been no amendment to the certificate of incorporation or bylaws of the Company, (ii) none of the Alaska Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction and (iii) none of the Alaska Corporations has acquired or disposed of any business or a material amount of assets;

(g)                                  the Alaska Corporations have not made any capital expenditures that in the aggregate exceed $100,000;

(h)                                 none of the Alaska Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i)                                     none of the Alaska Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j)                                    none of the Alaska Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan or Company Employee Agreement to be amended in any material respect; or (iii) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees by in excess of $25,000 in any individual case;

(k)                                 none of the Alaska Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l)                                     none of the Alaska Corporations has made any material Tax election, made any material amendments to Tax Returns previously filed, or settled or compromised any material Tax liability or refund;

(m)                             none of the Alaska Corporations has commenced or settled any Legal Proceeding;

(n)                                 none of the Alaska Corporations has amended, terminated or granted any waiver under the Company Rights Agreement (other than the Company Rights Agreement Amendment) or any “standstill” or similar agreement;

(o)                                 none of the Alaska Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(p)                                 none of the Alaska Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above.

3.6                               Title to Assets.  The Alaska Corporations own, and have good and valid title to, all assets (excluding, for purposes of this Section 3.6, Intellectual Property and Intellectual Property Rights) purported to be owned by them, including: (a) all of said assets reflected on the Company Audited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Audited Balance Sheet); and (b) all other of said assets reflected in the books and records of the Alaska Corporations as being owned by the Alaska Corporations. All of said assets are owned by the Alaska Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Alaska Corporations; and (iii) liens described in Part 3.6 of the Company Disclosure Schedule. The Alaska Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Audited Balance Sheet; and (B) all other assets reflected in the books and records of the Alaska Corporations as being leased to the Alaska Corporations, and the Alaska Corporations enjoy undisturbed possession of such leased assets.

3.7                               Loans; Customers.

(a)                                 Part 3.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Alaska Corporations to any Company Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

(b)                                 Part 3.7(b) of the Company Disclosure Schedule accurately identifies Alaska Corporations’ top 5 customers in the fiscal year ended on December 31, 2011 based on the revenues received by Alaska Corporations in that year. The Company has not received any notice or other communication, and has not received any other information, indicating that any of its customers or other Person identified or required to be identified in Part 3.7(b) of the Company Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Alaska Corporations.

3.8                               Equipment; Real Property; Leasehold.

(a)                                 All material items of equipment and other tangible assets owned by or leased to the Alaska Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Alaska Corporations in the manner in which such businesses are currently being conducted.

(b)                                 Except as set forth in Part 3.8(b) of the Company Disclosure Schedule, no Alaska Corporation owns any real property. An Alaska Corporation owns fee simple title to all of the real properties set forth on Part 3.8(b) of the Company Disclosure Schedule (the “Company Owned Real Property”), in each case free and clear of all Encumbrances except for (i) minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the real property subject thereto or materially impair the operations of any of the Alaska Corporations, (ii) all Encumbrances disclosed on existing title policies or surveys Made Available to Parent prior to the date of this Agreement, and (iii) real estate Taxes and special assessments with respect to such Company Owned Real Property that are not yet due and payable. No Person other than an Alaska Corporation has any ownership interest in any Company Owned Real Property. None of the Alaska Corporations has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of the Company, threatened with respect to any material portion of the Company Owned Real Property. No Alaska Corporation has received written notice of (A) any structural defects or any material violation of Legal Requirements relating to any Company Owned Real Property or (B) any physical damage to any Company Owned Real Property that is not covered by insurance and that would materially detract from the value of the Company Owned Real Property subject thereto or materially impair the operations of any of the Alaska Corporations.

(c)                                  Part 3.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Alaska Corporations leases real property from any other Person for annual rent payments in excess of $200,000. (All real property leased to the Alaska Corporations pursuant to the real property leases identified or required to be identified in Part 3.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Alaska Corporations, is referred to as the “Alaska Leased Real Property.”) To the knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Alaska Leased Real Property. Part 3.8(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Alaska Corporation) a right of use or occupancy of any of the Alaska Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Alaska Leased Real Property other than an Alaska Corporation. Since January 1, 2011, none of the Alaska Corporations has received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Alaska Leased Real Property which has not been fully remedied and withdrawn.

3.9                               Intellectual Property.

(a)                                 Part 3.9(a) of the Company Disclosure Schedule accurately identifies:

(i)                                     in Part 3.9(a)(i) of the Company Disclosure Schedule: (A) each material item of Registered IP in which any of the Alaska Corporations has or purports to have an ownership interest of any nature (whether solely or jointly with another Person) and that either: (1) covers any Company Product; (2) covers the manufacture, development, support, maintenance or testing of any Company Product and is not generally available on standard terms; or (3) is used or held for use in connection with any clinical stage Company Product (the “Alaska Material Registered IP”); (B) the jurisdiction in which such Alaska Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Alaska Material Registered IP and the nature of such ownership interest; and

(ii)                                  in Part 3.9(a)(ii) of the Company Disclosure Schedule: (A) each material item of Registered IP licensed with respect to any field to any of the Alaska Corporations; (B) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed (x) to any of the Alaska Corporations (other than commercially available third party software) or (y) from any of the Alaska Corporations and which Contract is material to the Alaska Corporations, including any material development, collaboration or commercialization agreements; and (C) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a nonexclusive license).

(b)                                 The Company has delivered or Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Alaska Corporation at any time since January 1, 2010: (i) terms and conditions with respect to the distribution, sale, or provisioning of any Company Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision. Part 3.9(b) of the Company Disclosure Schedule accurately identifies each Company Contract concerning the subject matter of (i), (ii) or (iii) that is material to the Company and that deviates in any material respect from the corresponding standard form described above.

(c)                                  The Alaska Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 3.9(a)(ii) of the Company Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Alaska Corporation in connection with the sale or license of Company Products in the ordinary course of business). Without limiting the generality of the foregoing:

(i)                                     all documents and instruments necessary to perfect the rights of the Alaska Corporations in the Company IP that is Alaska Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)                                  no Company Associate, to the knowledge of the Company, has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of

Intellectual Property Rights to the Alaska Corporations and confidentiality provisions protecting the Company IP;

(iii)                               no Alaska Corporation has entered in any research or collaboration agreement with any Governmental Body that resulted in the development of any material Company IP;

(iv)                              each Alaska Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Alaska Corporations, or purported to be held by any of the Alaska Corporations, as a trade secret;

(v)                                 none of the Alaska Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Alaska Corporations to grant or offer to any other Person any license or right to any Company IP; and

(vi)                              the Alaska Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights reasonably necessary to conduct the business of the Alaska Corporations as conducted as of the date of this Agreement.

(d)                                 All Company IP that is material to the business of any of the Alaska Corporations is valid, subsisting and enforceable.

(e)                                  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)                                   To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP. Part 3.9(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Alaska Corporations or any Representative of any of the Alaska Corporations between January 1, 2007 and the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Company IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)                                  To the knowledge of the Company, none of the Alaska Corporations and none of the Company Products has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person in any material respect. Part 3.9(g) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Alaska Corporations or, to the knowledge of the Company, any Representative of any of the Alaska Corporations, between January 1, 2007 and the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property Right of any other Person by any of the Alaska Corporations.

(h)                                 No infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property Right of any other Person is or, since January 1, 2007, has been pending and served or, to the knowledge of the Company, pending and not served or threatened against any Alaska Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Alaska Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)                                     Except as set forth in Part 3.9(i) of the Company Disclosure Schedule, since January 1, 2007, none of the Alaska Corporations has received any notice or other communication relating to any actual or alleged infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Company Products.

(j)                                    Except as set forth in Part 3.9(j) of the Company Disclosure Schedule, none of the Alaska Corporations has transferred title to, or granted any exclusive license with respect to, any material Company IP.

3.10                        Contracts.

(a)                                 Part 3.10(a) of the Company Disclosure Schedule identifies each Company Contract that is executory as of the date of this Agreement and that constitutes a Company Material Contract. For purposes of this Agreement, “Company Material Contract” shall mean:

(i)                                     any Contract which is in effect and which has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, or that the Company is required to disclose under Item 404 of Regulation S-K under the Exchange Act;

(ii)                                  any Contract: (A) constituting a Company Employee Agreement; (B) pursuant to which any of the Alaska Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $50,000 per employee; (C) pursuant to which any of the Alaska Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $50,000 to any Company Associate; or (D) pursuant to which any of the Alaska Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Alaska Corporations;

(iii)                               any Contract identified or required to be identified in Part 3.9 of the Company Disclosure Schedule;

(iv)                              any Contract with any distributor and any contract with any other reseller or sales representative pursuant to which the Company has any material obligation or liability;

(v)                                 any Contract that is with a supplier of products, product candidates, raw materials or any intermediate form of any drug product, or any services, which supplier is the only source or only supplier of such product, product candidate, raw material, intermediate form of drug product or service in the market place;

(vi)                              any Contract that provides for: (A) reimbursement of any current director or officer of an Alaska Corporation for, or advancement to any current director or officer of an Alaska Corporation of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any current director or officer of an Alaska Corporation;

(vii)                           any Contract imposing any restriction on the right or ability of any Alaska Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Alaska Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Company Product;

(viii)                        any Contract incorporating or relating to any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(ix)                              any Contract relating to any currency hedging;

(x)                                 any Contract requiring that any of the Alaska Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xi)                              any Contract relating to the lease or sublease of Alaska Leased Real Property or of any real property owned by any Alaska Corporation;

(xii)                           any Contract relating to an investigator initiated study;

(xiii)                        any Contract that: (A) involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the fiscal year ending December 31, 2011 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the fiscal year ending December 31, 2011 or the following fiscal years; (C) involves the performance of services having a value in excess of $500,000 in the fiscal year ended December 31, 2011; (D) requires by its terms the performance of services having a value in excess of $500,000 in the fiscal year ending December 31, 2011 or the following fiscal years; (E) in which the Company or any Alaska Corporation has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Company Product; (F) in which the Company or any Alaska Corporation has agreed to purchase a minimum quantity of goods relating to any Company Product or has agreed to purchase goods relating to any Company Product exclusively from a certain party; (G) is (i) material to the Alaska Corporations and (ii) relates to the supply or manufacture of any Company Product (including any raw materials or any intermediate form of any drug product) or that is with any clinical research organization or relates to any ongoing clinical trial; or (H) relates to the lease by an Alaska Corporation of material tangible personal property; and

(xiv)                       any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

The Company has delivered or Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.

(b)                                 Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)                                  Except as set forth in Part 3.10(c) of the Company Disclosure Schedule: (i) none of the Alaska Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (ii) to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify any Company Material Contract; and (iv) since January 1, 2010, none of the Alaska Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract.

3.11                        Liabilities.  None of the Alaska Corporations has any accrued, contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Audited Balance Sheet; (b) liabilities that have been incurred by the Alaska Corporations since the date of the Company Audited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Alaska Corporations pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that are not, individually or in the aggregate, material to the Alaska Corporations, or that are described in Part 3.11 of the Company Disclosure Schedule.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) to AMAG Pharmaceuticals, Inc. or Acquisition Sub, Inc. under or with respect to that certain Agreement and Plan of Merger and Reorganization, dated as of July 19, 2011, by and among AMAG Pharmaceuticals, Inc., Alaska Acquisition Sub, Inc. and the Company (as amended on August 8, 2011, the “AMAG Merger Agreement”).

3.12                        Compliance with Legal Requirements; Regulatory Matters.

(a)                                 Each of the Alaska Corporations is, and has during the past two years been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes, and all applicable Health Care Laws, which affect the business, properties, assets and activities of the Alaska Corporations. During the past five years, none of the Alaska Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

(b)                                 All Company Products subject to the jurisdiction of the FDA or Governmental Bodies which administer Health Care Laws in other jurisdictions are being marketed, sold, distributed, developed, manufactured, labeled, stored, tested and otherwise produced by or on behalf of the Alaska Corporations in compliance in all material respects with all applicable requirements under Health Care Laws. Part 3.12(b) of the Disclosure Schedule sets forth a complete and correct list of all Regulatory Authorizations from the FDA, or any other Governmental Body which administers Health Care Laws, held by the Alaska Corporations, and there are no other Regulatory Authorizations required for the Alaska Corporations or the Company Products in connection with the conduct of the business of the Alaska Corporations as currently conducted.

(c)                                  Neither any of the Alaska Corporations nor, to the knowledge of the Company, any officer, employee or agent of any of the Alaska Corporations, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body which administers Health Care Laws, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body which administers Health Care Laws, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other such Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and

Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”) or any similar policy.

(d)                                 All preclinical and clinical trials in respect of the activities of the Alaska Corporations being conducted by or on behalf of the Alaska Corporations are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls, and all applicable Health Care Laws, including but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and all applicable laws of the relevant Governmental Bodies outside the United States. No clinical trial conducted by or on behalf of the Alaska Corporations has been terminated or suspended by the FDA or any other applicable Governmental Body, and neither the FDA nor any other applicable Governmental Body has commenced or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of any of the Alaska Corporations.

(e)                                  No Company Product has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) or has been the subject of any “dear doctor” notifications, investigator notices, safety alerts, or other notice of action related to an alleged lack of safety, efficacy, or regulatory compliance. No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending, or to the knowledge of the Company, threatened, against the Company or any of its affiliates, nor have any such proceedings been pending at any time. The Company has, prior to the execution of this Agreement, provided or Made Available to Parent accurate summaries of all significant adverse drug experiences relating to any Company Product and with respect to which information has been obtained or otherwise received by any of the Alaska Corporations prior to the date of this Agreement from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers. In addition, the Company (and each of the Alaska Corporations, as applicable) has filed all annual and periodic reports, amendments and safety reports required for any Company Product required to be made to the FDA or any other Governmental Body.

(f)                                   All batches and doses of any Company Product that is or was previously marketed, sold, or distributed by any of the Alaska Corporations have been manufactured in conformance with cGMP and the product specifications set forth in any applicable Company Contract Manufacturing Agreements. To the extent any batches or doses of any drug product deviated from cGMP and the product specifications, all such batches or doses were destroyed in accordance with applicable industry standards and the terms of any applicable Company Contract Manufacturer Agreements, and the Company possesses written records documenting any such destruction.

(g)                                  No manufacturing site which assists in the manufacture of a Company Product has been subject to a Governmental Body (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Body notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or notice from the

FDA or other Governmental Body alleging or asserting noncompliance with any applicable Health Care Laws or Regulatory Authorizations, and, to the knowledge of the Company, neither the FDA nor any Governmental Body is considering such action.

(h)                                 The Alaska Corporations are not the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of any Alaska Corporation employee, officer or agent by the FDA pursuant to the FDA Ethics Policy. Neither any of the Alaska Corporations nor any of their respective officers, employees or agents, has been debarred, suspended or excluded under 21 U.S.C. Section 335a or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion under 21 U.S.C. Section 335a, or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Body.

(i)                                     As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the knowledge of the Company, threatened against any of the Alaska Corporations or their officers, consultants, employees or agents.

(j)                                    The Alaska Corporations are not a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

3.13                        Certain Business Practices.  Neither the Company nor any of its directors, employees or officers, and to the Company’s knowledge, no agents, consultants or distributors engaged by the Company (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any official or employee of a foreign or domestic Governmental Body, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations issued thereunder) or any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to any official or employee of a foreign or domestic Governmental Body to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law. The Company has established and maintains a compliance program, internal controls and procedures appropriate for compliance with the Anti-Bribery Laws.

3.14                        Governmental Authorizations.

(a)                                 The Alaska Corporations hold all material Governmental Authorizations necessary to enable the Alaska Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Alaska Corporation is, and at all times since January 1, 2010 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, none of the Alaska Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b)                                 Part 3.14(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Alaska Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body. Each of the Alaska Corporations is in full compliance with all of the material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer, the Merger or any of the other Contemplated Transactions, does, will or could reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Company Disclosure Schedule.

3.15                        Tax Matters.

(a)                                 Each of the Tax Returns required to be filed by or on behalf of the respective Alaska Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Alaska Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Alaska Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings of for which adequate reserves have been established in accordance with GAAP.

(b)                                 The Company Audited Balance Sheet fully accrues all actual and contingent liabilities for material Taxes with respect to all periods through the date of the Company Audited Balance Sheet.

(c)                                  To the knowledge of the Company, no Alaska Corporation and no Alaska Corporation Return is subject to (or since January 1, 2010 has been subject to) an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Alaska Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Alaska Corporation.

(d)                                 No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Alaska Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Alaska Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Alaska Corporations and with respect to which adequate reserves for payment have been established on the Company Audited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Alaska Corporations except liens for current Taxes not yet due and payable. None of the Alaska Corporations has been, and none of the Alaska Corporations will be, required to include any adjustment in taxable income for U.S. federal income Tax purposes for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e)                                  No written claim has ever been made by any Governmental Body in a jurisdiction where an Alaska Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(f)                                   There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Alaska Corporation is a party, other than (i) Contracts containing customary gross-up, allocation, sharing or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business or (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g)                                  No Alaska Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h)                                 No Alaska Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)                                     No Alaska Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Alaska Corporation may be subject, other than the affiliated group of which the Company is the common parent. No Alaska Corporation has any liability for Taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

(j)                                    The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k)                                 No Alaska Corporation has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(l)                                     The Alaska Corporations have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder or other Person.

3.16                        Employee and Labor Matters; Benefit Plans.

(a)                                 Except as set forth in Part 3.16(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Alaska Corporations’ employees is terminable by the applicable Alaska Corporation at will.

(b)                                 Except as set forth in Part 3.16(b) of the Company Disclosure Schedule, none of the Alaska Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Alaska Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Alaska Corporations or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the knowledge of the Company, threatened against any Alaska Corporation relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)                                  The Company has delivered or Made Available to Parent an accurate and complete list, by country and as of the date hereof, of each Company Employee Plan and each Company Employee Agreement. None of the Alaska Corporations intends, and none of the Alaska Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(d)                                 The Company has delivered or Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (viii) all material correspondence in its possession regarding any Company Employee Plan regarding any audit, investigation or proceeding regarding such Company Employee Plan or any fiduciary thereof.

(e)                                  Each of the Alaska Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement, and each Company Employee Plan and Company Employee Agreement has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Company Pension Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Alaska Corporations or any Company Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan or any fiduciary thereof. None of the Alaska Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Alaska Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan and each Company Employee Agreement. Neither the terms nor the performance of any Company Employee Agreement or Company Employee Plan would reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f)                                   None of the Alaska Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Alaska Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Alaska Corporations or any Company

Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no material liabilities of the Alaska Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(g)                                  None of the Alaska Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Alaska Corporations or any Company Affiliate), or reflects or represents any liability of any of the Alaska Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Alaska Corporations or any Company Affiliate, none of the Alaska Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h)                                 Except as set forth in Part 3.16(h) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(i)                                     Except as set forth in Part 3.16(i) of the Company Disclosure Schedule, each of the Alaska Corporations and Company Affiliates: (i) is, and has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not, to the knowledge of the Company, liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(j)                                    There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made in connection with the Offer or the Merger to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Alaska Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k)                                 Since January 1, 2010, none of the Alaska Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Alaska Corporations.

(l)                                     Each Company Employee Plan and Company Employee Agreement that is a “nonqualified deferred compensation plan” (as defined under Code Section 409A) has been operated in compliance in all material respects with Code Section 409A and has complied in all material respects with applicable document requirements of 409A. No stock right or other equity option or appreciation right granted under any benefit plan has an exercise price that is less than the fair market value of the underlying stock or equity units (as the case may be) as of the date of such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

3.17                        Environmental Matters.

(a)                                 None of the Alaska Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Alaska Corporations is not or might not be in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Alaska Corporations with any Environmental Law in the future.

(b)                                 To the knowledge of the Company: (i) all Alaska Leased Real Property and any other property that is or was leased to or owned, controlled or used by any of the Alaska Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Alaska Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Alaska Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Alaska Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Alaska Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c)                                  No Alaska Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d)                                 Except with respect to Contracts relating to Alaska Leased Real Property, none of the Alaska Corporations has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Alaska Corporations or any other Person relating to Materials of Environmental Concern.

3.18                        Insurance.  Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Alaska Corporations is in full force and effect. Since January 1, 2010, none of the Alaska Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Alaska Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

3.19                        Transactions with Affiliates.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20                        Legal Proceedings; Orders.

(a)                                 Except as set forth in Part 3.20(a) of the Company Disclosure Schedule, there is not as of the date hereof, and there has not been since January 1, 2010, any pending and served Legal Proceeding, or (to the knowledge of the Company) any pending but not served Legal Proceeding and during such period no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Alaska Corporations, any business of any of the Alaska Corporations, any of the assets owned, leased or used by any of the Alaska Corporations or, to the knowledge of the Company, any Company Associate (in their capacity as such); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer, the Merger or any of the other Contemplated Transactions. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.20(a).

(b)                                 There is no Order to which any of the Alaska Corporations, or any of the material assets owned or used by any of the Alaska Corporations, is subject. To the knowledge of the Company, no officer or other key employee of any of the Alaska Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Alaska Corporations.

3.21                        Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into and perform its obligations under this Agreement and the CVR Agreement and, subject to obtaining the Required Company Stockholder Vote if required by applicable Legal Requirements, consummate the Merger. The Company Board (at a meeting duly called and held) has: (i) determined that this Agreement, the Offer and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Offer and the Merger, and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting if required by applicable Legal Requirements; (iii) authorized and approved the execution and delivery of the Company Rights Agreement Amendment; (iv) resolved to recommend that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and (v) if a Company Stockholders’ Meeting is required by applicable Legal Requirements, resolved to recommend that the holders of Company Common Stock adopt this Agreement on the terms and subject to the conditions set forth herein (the determination set forth in clause (i) and the recommendations set forth in clauses (iv) and (v) being referred to as the “Company Board Recommendation”). Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Prior to the Acceptance Time, the Company Board will have authorized and approved the execution, delivery and performance of the CVR Agreement by the Company, the Company will have executed and delivered the CVR Agreement to Parent and the Rights Agent, and, assuming the due authorization, execution and delivery of the CVR Agreement by Parent and the CVR Rights Agent, the CVR Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22                        Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes.  The Company Board has taken, and during the Pre-Closing Period the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, any Company Stockholder Support Agreement, the Company

Rights Agreement Amendment, to the commencement or consummation of the Offer, or to the consummation of the Merger or any of the other Contemplated Transactions. The Company Board (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Offer, the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement (other than Section 203 of the DGCL) applies or purports to apply to the Offer, the Merger, this Agreement, any Company Stockholder Support Agreement or any of the Contemplated Transactions. None of the Company or, to the knowledge of the Company, any of its respective “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Parent.

3.23                        Vote Required.  If required by applicable Legal Requirements, the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

3.24                        Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, the HSR Act and the listing requirements of the NASDAQ Global Market, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a)                                 contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Alaska Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Alaska Corporations;

(b)                                 contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Alaska Corporations, or any of the assets owned or used by any of the Alaska Corporations, is subject;

(c)                                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Alaska Corporations or that otherwise relates to the business of any of the Alaska Corporations or to any of the assets owned or used by any of the Alaska Corporations;

(d)                                 contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract; or

(e)                                  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Alaska Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Alaska Corporations).

Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, and the listing requirements of the NASDAQ Global Market, none of the Alaska Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Alaska Corporations.

3.25                        Opinion of Financial Advisor.  The Company Board has received the opinion of J.P. Morgan Securities LLC (the “Company’s Financial Advisor”), financial advisor to the Company, dated April 4, 2012, to the effect that, as of such date and based upon the factors and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. The Company will promptly furnish an accurate and complete copy of said opinion to Parent for informational purposes only.

3.26                        Financial Advisor.  Except for the Company’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Alaska Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Company’s Financial Advisor.

3.27                        Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, Schedule 14D-9, the Proxy Statement or any amendment or supplement to any of the foregoing will, when filed with the SEC, distributed or disseminated to the Company’s stockholders, at the Expiration Date or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Schedule 14D-9 and the Proxy Statement and any amendment or supplement to any of the foregoing will, when filed with the SEC, distributed or disseminated to the Company’s stockholders, at the Expiration Date or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), as applicable, comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein.

3.28                        Rights Agreement.  The Company has taken all necessary action to render the Rights Agreement inapplicable to the Offer, the Merger and the other Contemplated Transactions and to terminate the Rights Agreement immediately prior to the Acceptance Time (but subject to the occurrence of the Acceptance Time), including by amending the Company Rights Agreement to provide that: (i) none of Parent, any of its stockholders nor any of their respective Affiliates or Associates (as such terms are defined in the Company Rights Agreement), shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement) as a result of the execution, delivery or performance of this Agreement or the Company Stockholder Support Agreements, the commencement or consummation of the Offer, or the consummation of the Merger or any of the other Contemplated Transactions; (ii) neither a Shares Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur as a result of the execution, delivery or performance of this Agreement or the Company Stockholder Support Agreements, the commencement or consummation of the Offer, or the consummation of the Merger or any of the other Contemplated Transactions; and (iii) the Company Rights will not separate from the Company Common Stock as a result of the execution, delivery or performance of this Agreement or the Company Stockholder Support Agreements, the commencement or consummation of the Offer, or the consummation of the Merger or any of the other Contemplated Transactions (such amendment to the Company Rights Agreement being referred to as the “Company Rights Agreement Amendment”).

3.29                        AMAG Merger Agreement.  On October 21, 2011, AMAG Pharmaceuticals, Inc. validly terminated the AMAG Merger Agreement pursuant to Section 8.1(e) thereof, and prior to such termination the Company was not in material breach of, had not previously materially breached and prior to the date thereof has not received any notice of any allegation of any material breach of, the AMAG Merger Agreement. The Company owes no amounts to AMAG Pharmaceuticals, Inc. nor has any further liability or obligation pursuant to the AMAG Merger Agreement (or any of the transactions contemplated thereby or any termination thereof).

3.30                        Rule 14d-10 Matters.  All amounts payable to holders of Company Common Stock pursuant to the Company Employee Plans and Company Employee Agreements (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by holders of Company Common Stock (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable holders of Company Common Stock.  The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of the applicable NASDAQ rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Option Plan, (B) the treatment of the Company Options and Company RSUs in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Plans and (C) each other Company Plan set forth on Schedule 3.30, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

3.31                        Acknowledgement by the Company.  The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 4. The representations and warranties by Parent and Merger Sub contained in Section 4 constitute the sole and exclusive representations and warranties of Parent and Merger Sub and their respective Representatives in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

Section 4.                                           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 4 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 4 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure would qualify such representation and warranty:

4.1                               Due Organization; Etc.

(a)                                 Each of Parent and Merger Sub is a corporation or other business organization duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)                                 Each of Parent and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect.  Parent has made available to the Company correct and complete copies of the articles of incorporation and bylaws of Merger Sub.

4.2                               Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate right, power and authority to enter into and perform their respective obligations under this Agreement and the CVR Agreement and, subject to obtaining the Required Merger Sub Stockholder Vote (if required by applicable Legal Requirements), consummate the transactions contemplated hereby and thereby. The Parent Board (at a meeting duly called and held) has unanimously: (a) determined that this Agreement, the Offer and the Merger are advisable and fair to, and in the best interests of, Parent and its stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Prior to the Acceptance Time, the Parent Board will have authorized and approved the execution, delivery and performance of the CVR Agreement by Parent, Parent will have executed and delivered the CVR Agreement to the Company and the Rights Agent, and, assuming the due authorization, execution and delivery of the CVR Agreement by the Company and the CVR Rights Agent, the CVR Agreement will constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3                               Vote Required; Availability of Funds.

(a)                                 The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s or Parent’s capital stock necessary to adopt this Agreement or consummate the transactions contemplated hereby. Parent is the sole stockholder of record of Merger Sub. Parent shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Offer and the Merger by written consent as soon as practicable following execution of this Agreement.

(b)                                 Parent shall have available at the Acceptance Time and on the Closing Date at the Effective Time sufficient funds to pay the Cash Portion of the Merger Consideration in respect of all of the then outstanding shares of Company Common Stock and pay all fees, expenses and other amounts payable by Parent in connection with the Offer and the Merger.

(c)                                  Parent has delivered to the Company a copy of the executed commitment letter dated as of the date hereof, together with the attachments thereto (the “Commitment Letter”), from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein (the “Debt Financing”).  The Commitment Letter has not been amended or modified, and the obligations and commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect.  Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date of this Agreement, and, as of the date of this Agreement, the Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and Merger Sub, and, to the knowledge of Parent and Merger Sub, the other parties thereto.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Commitment Letter or, to the knowledge of Parent and Merger Sub, any other party thereto.  There are no conditions precedent or contingencies related to the funding of the full amount of the Debt Financing on the Acceptance Date, other than as expressly set forth in or expressly contemplated by the Commitment Letter.  There are no side letters or other agreements, arrangements or understandings, to which Parent or Merger Sub or any of their affiliates is a party, that could increase the conditionality of the Debt Financing.

4.4                               Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, the HSR Act, and the listing requirements of the NASDAQ Global Select Market, except as set forth in Part 4.4 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a)                                 contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of either Parent or Merger Sub; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of either Parent or Merger Sub;

(b)                                 contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which either Parent or Merger Sub, or any of the assets owned or used by any of them, is subject;

(c)                                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by either Parent or Merger Sub or that otherwise relates to the business of either Parent or Merger Sub or to any of the assets owned or used by either Parent or Merger Sub;

(d)                                 contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such material Contract of Parent; (ii) accelerate the maturity or performance of any such material Contract of Parent; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such material Contract of Parent; or

(e)                                  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by either Parent or Merger Sub (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of either Parent or Merger Sub).

Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, and the listing requirements of the NASDAQ Global Market, neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to Parent and Merger Sub.

4.5                               Legal Proceedings; Orders.

(a)                                 There is not as of the date hereof any pending and served Legal Proceeding, or (to the knowledge of the Parent) any pending but not served Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, in each case that involves Parent or Merger Sub and that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer, the Merger or any of the other Contemplated Transactions.

(b)                                 There is no Order to which Parent or Merger Sub, or any of the material assets owned or used by Parent or Merger Sub, is subject that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer, the Merger or any of the other Contemplated Transactions.

4.6                               Financial Advisor.  Except as set forth on Part 4.6 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of either Parent or Merger Sub.

4.7                               Disclosure.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Schedule 14D-9, the Offer Documents or the Proxy Statement or any amendment or supplement to any of the foregoing will, when filed with the SEC, distributed or disseminated to the stockholders of the Company, at the Expiration Date or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents and any amendment or supplement to the foregoing will, when filed with the SEC, distributed or disseminated to the stockholders of the Company, and at the Expiration Date, comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

4.8                               Ownership of Company Common Stock.

(a)                                 Neither Parent nor any of its Subsidiaries is, nor at any time during the immediately preceding three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

(b)                                 As of the date of this Agreement, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any shares of Company Common Stock or any other equity interests in any Alaska Corporation or any options, warrants or other rights to acquire Common Stock or any other equity interests in any Alaska Corporation (or any other economic interest through derivative securities or otherwise in any Alaska Corporation).

4.9                               Management Agreements.  Other than this Agreement and the Company Stockholder Support Agreement, there are no Contracts, undertakings, commitments, or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

4.10                        Acknowledgement by Parent.  Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3 or contained in the Company Stockholder Support Agreements. The representations and warranties by the Company contained in Section 3 constitute the sole and exclusive representations and warranties of the Company, the other Alaska Corporations and their respective Representatives in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

4.11                        Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.  Parent owns 100% of the issued and outstanding capital stock of Merger Sub.

Section 5.                                           CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

5.1                               Access and Investigation.  During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts of the Company as of the date hereof, upon reasonable notice the Company shall, and shall cause its Subsidiaries to: (a) provide Parent and its Representatives with reasonable access during normal business hours to the Company and its Representatives and to the assets of the Company and its Subsidiaries, including all existing books, records, Tax Returns, work papers and other documents and information relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent; and (b) provide Parent and its Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries as reasonably requested by Parent.  During the Pre-Closing Period, the Company shall, and shall cause its Representatives to, cause its senior officers to meet, upon reasonable notice and during normal business hours, with its chief financial officer and other officers responsible for the Company’s financial statements and the internal controls, respectively, to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to comply following the Closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto. Subject to Section 6.7 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company and Parent shall promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Alaska Corporations, Parent or Merger Sub, respectively, in connection with the Offer, the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require the Company or Parent to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Section 5.1 shall be subject to the Confidentiality Agreement.

5.2                               Operation of the Business of the Alaska Corporations.

(a)                                 During the Pre-Closing Period, except as set forth in Part 5.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or if Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed): (i) the Company shall ensure that each of the Alaska Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall use commercially reasonable best efforts to attempt to ensure that each of the Alaska Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and directors, and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Company’s knowledge, either: (A) with respect to a Governmental Body, threatened; or (B) with respect to any other Person, threatened in writing, against, relating to, involving or otherwise affecting any of the Alaska Corporations that relates to any of the Contemplated Transactions.

(b)                                 Except as set forth in Part 5.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and the Company shall ensure that each of the other Alaska Corporations does not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed):

(i)                                     declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Alaska Corporations to the extent consistent with past practices; or (B) pursuant to the Company’s obligation to purchase restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment or upon the cashless or net exercise of outstanding Company Options or to satisfy withholding obligations upon vesting or exercise of equity awards;

(ii)                                  sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock: (aa) upon the valid exercise of Company Options or upon the vesting of any

Company RSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Company ESPP);

(iii)                               amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option, restricted stock grant, or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related Contract;

(iv)                              amend, terminate or grant any waiver under the Company Rights Agreement or any standstill agreements (except as permitted in Section 5.4(d));

(v)                                 amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi)                              (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii)                           make any capital expenditures in excess of $150,000 in the aggregate;

(viii)                        (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Company Material Contract or any other Contract that is material to the Alaska Corporations (taken as a whole), it being agreed that entering into or amending any real estate lease shall be deemed to be a Company Material Contract not entered into in the ordinary course of business; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract or any other Contract that is material to the Alaska Corporations (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

(ix)                              acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets that are immaterial to the business of the Alaska Corporations; or (B) sales of inventory in the ordinary course of business);

(x)                                 make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Alaska Corporations;

(xi)                              lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business);

(xii)                           establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company may: (A)  amend the Company Employee Plans to the extent required by applicable Legal Requirements; (B)  pay severance, retention or change-of-control or similar benefits pursuant to any Company Employee Plan or Company Employee Agreement as set forth on Part 5.2(b)(xii) of the Company Disclosure Schedule; (C) enter into ordinary course compensation arrangements with any new employee hired in accordance with clause (xiii), consistent with past practice; and (D) make payments and otherwise comply with the terms of any Company Employee Plan or Company Employee Agreement as in effect as of the date of this Agreement);

(xiii)                        hire any employee (except (A) to fill any position set forth in Part 5.2(b) of the Company Disclosure Schedule and (B) the Alaska Corporations may engage independent consultants or independent contractors on commercially reasonable terms (which shall not include grants of equity or equity awards or any severance benefits under any Company Employee Plan) to temporarily fill a position at the level of director or below that is vacated after the date of this Agreement; provided, that expenditures with respect to any such independent consultants or independent contractors do not exceed $500,000 in the aggregate);

(xiv)                       other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv)                          make any material Tax election, make any material amendments to Tax Returns previously filed, or settle or compromise any material Tax liability or refund;

(xvi)                       commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii)                    except as permitted by Section 6.11, settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Alaska Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Audited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Alaska Corporations of not more than $200,000 in the aggregate;

(xviii)                 enter into any Contract covering any Company Employee, or make any payment to any Company Employee (other than pursuant to a Company Employee Plan or a Company Employee Agreement as in effect as of the date of this Agreement), that, considered individually or considered collectively with any other Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws); or

(xix)                       agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 5.2(b).

(c)                                  During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Alaska Corporations, including (whether or not deemed material) to the extent related to the transactions contemplated by this Agreement. No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

5.3                               Operation of the Business of Parent and Merger Sub.

(a)                                 During the Pre-Closing Period, except as set forth in Part 5.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or if the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Parent and Merger Sub:

(i)                                     shall take all action necessary to consummate the transactions contemplated by this Agreement;

(ii)                                  shall not terminate the Commitment Letter or amend or modify the Commitment Letter in any manner that would decrease the amount of the Debt Financing available thereunder to an amount below $50 million, would amend or modify the conditions precedent or contingencies related to the funding of the full amount of the Debt Financing in any manner adverse to the Company, Parent or Merger Sub, or would otherwise reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;

(iii)                               shall not, and shall not permit any of its affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (w) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Body necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (x) increase the risk of any Governmental Body entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (y) increase the risk of not being able to remove any such order on appeal or otherwise or (z) delay or prevent the consummation of the transactions contemplated by this Agreement;

(iv)                              shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action that would prevent or materially delay the consummation of the transactions contemplated hereby; and

(v)                                 shall not, and shall not permit any of its Subsidiaries to, prior to the End Date, enter or agree to enter into any definitive agreement for the acquisition of any business or person or take or agree to take any other action which in either case would reasonably be expected to materially interfere with their ability to have available at the Expiration Date and make available to the Exchange Agent immediately prior to the Acceptance Time funds sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Cash Portion of the Merger Consideration and the payment of all associated costs and expenses (including any refinancing of indebtedness of Parent or the Company required in connection therewith) or otherwise would be reasonably expected to result in a Parent Material Adverse Effect.

(b)                                 During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to either Parent or Merger Sub, including (whether or not deemed material) to the extent related to the transactions contemplated by this Agreement. No notification given to the Company pursuant to this Section 5.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

5.4                               No Solicitation.

(a)                                 From the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms or the Acceptance Time, the Company shall not, directly or indirectly, and the Company shall not permit its Subsidiaries and the respective Representatives of the Alaska Corporations to, directly or indirectly:

(i)                                     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Alaska Corporation or Acquisition Inquiry with respect to an Alaska Corporation;

(ii)                                  furnish any information regarding any of the Alaska Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Alaska Corporation or Acquisition Inquiry with respect to an Alaska Corporation;

(iii)                               engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Alaska Corporation or Acquisition Inquiry with respect to an Alaska Corporation;

(iv)                              approve, endorse or recommend any Acquisition Proposal with respect to an Alaska Corporation or Acquisition Inquiry with respect to an Alaska Corporation; or

(v)                                 enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to an Alaska Corporation;

provided, however, that prior to the Acceptance Time, this Section 5.4(a) shall not prohibit the Company from furnishing information regarding the Alaska Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is reasonably expected to result in a Company Superior Offer that is submitted to the Company by such Person (and not withdrawn) if: (A) such Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 5.4; (B) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; (C) at least two Business Days prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement (which the Company may discuss with such Person during the two day period) containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (D) at least two Business Days prior to furnishing any such information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously furnished or Made Available by the Company to Parent). Parent and the Company agree that any action inconsistent with the restrictions set forth in this Section 5.4 by any Alaska Corporation or by any Representative of an Alaska Corporation will be deemed to be a breach of this Section 5.4 by the Company.

(b)                                 The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to an Alaska Corporation or Acquisition Inquiry with respect to an Alaska Corporation) advise Parent orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such

Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry) that is made or submitted by any Person prior to the Acceptance Time. The Company shall keep Parent reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry, including any negotiations with respect thereto; and (ii) the status and terms of any material modification or proposed material modification thereto.

(c)                                  The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d)                                 The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which it or any of its Subsidiaries is a party or under which it or any of its Subsidiaries has any rights, and will use its reasonable efforts to cause each such agreement to be enforced at the request of Parent, except that the Company may waive any “standstill” or similar contract to which it or any Subsidiary is a party if the Company Board concludes in good faith, after having consulted with outside counsel, that the failure to take such action would reasonably constitute a breach of any fiduciary duties of the Company Board.

(e)                                  Subject to the following Section 5.4(f), from the date hereof to the earlier to occur of the termination of this Agreement in accordance with its terms and the Acceptance Time, (i) the Company Board Recommendation shall not be directly or indirectly withdrawn or modified in a manner adverse to Parent or Merger Sub; and (ii) neither the Company Board nor any committee thereof shall: (A) fail to publicly reaffirm the Company Board Recommendation, or fail to publicly state that the Offer, the Merger and this Agreement are in the best interest of the Company’s stockholders, within five Business Days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; (C) fail to issue, within five Business Days after an Acquisition Proposal with respect to an Alaska Corporation is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) resolve to take any action described in clauses “(i)” or “(ii)” of this sentence (each of the foregoing actions described in clauses “(i)” and “(ii)” being referred to as a “Company Change in Recommendation”).

(f)                                   Notwithstanding anything to the contrary contained in Section 5.4(e) or elsewhere in this Agreement, at any time prior to the Acceptance Time, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation:

(i)                                     if: (A) the Company has not otherwise breached its obligations under this Section 5.4 in connection with the offer referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written offer to acquire all of the outstanding shares of Company Common Stock (whether through a tender offer, merger or otherwise) is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a

Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation at any time within three Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that such offer is a Company Superior Offer; (E) during such three Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such three Business Day period, such offer has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, a failure to make a Company Change in Recommendation would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; or

(ii)                                  if: (A) other than (1) the development or circumstances contemplated by clause “(i)” of this Section 5.4(f) or (2) in connection with or as a result of the making of, or any development or circumstance relating to, an Acquisition Proposal with respect to an Alaska Corporation or an Acquisition Inquiry with respect to an Alaska Corporation, a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to the Company Board nor reasonably foreseeable to the Company Board as of the date of this Agreement (such material development or change in circumstances being referred to as a “Company Intervening Event”); (B) at least three Business Days prior to any meeting of the Company Board at which the Company Board will consider whether such Company Intervening Event requires the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such three Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Company Intervening Event; and (D) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Intervening Event, a failure to make a Company Change in Recommendation would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law.  Notwithstanding the foregoing, any development or change involving the European Medicines Agency’s re-examination of the negative opinion issued with respect to the conditional approval of FOLOTYN® (the “EMA Re-Examination”) shall not be considered a Company Intervening Event.

(g)                                  Nothing contained in this Section 5.4 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith, after having consulted with its outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; provided, in the case of each of clause (i) and (ii), that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Change in Recommendation unless the Company Board publicly reaffirms the Company Board Recommendation within (A) three (3) Business Days after Parent requests such reaffirmation in writing (and, in any event, prior to any scheduled Expiration Date so long as Parent has made such request at least two (2) Business Days prior to such scheduled Expiration Date), or (B) two (2) Business Days after Parent requests such reaffirmation in writing if the applicable disclosure by the Company or the Company Board or any committee thereof relates to a positive opinion with respect to the conditional approval of FOLOTYN® in the EMA Re-Examination and such disclosure does not include such a reaffirmation, or (iii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

5.5                               No Control of the Company’s Business.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.                                           ADDITIONAL COVENANTS OF THE PARTIES

6.1                               Proxy Statement.  If the Short Form Threshold has not been reached, then as promptly as practicable after (and in any event within ten (10) Business Days following) the Acceptance Time, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use commercially reasonable efforts: (i) to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify Parent of, cooperate with Parent with respect to, provide Parent (and its counsel) with a reasonable opportunity to review and comment on, and respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement; and (iii) to provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, prior to filing of any such document with the SEC. The Company shall cause the Proxy Statement to be filed with the SEC, and the Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as practicable after the Proxy Statement is cleared by the SEC. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

6.2                               Company Stockholders’ Meeting; Company Stockholder Support Agreements.

(a)                                 If the Short Form Threshold has not been reached and the adoption of this Agreement by the holders of Company Common Stock is required under applicable Legal Requirements to consummate the Merger:

(i)                                     The Company shall, as promptly as reasonably practicable following the Acceptance Time: (A)  take all action necessary to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement and to vote, on an advisory basis, on a proposal to approve the compensation that may be payable to the Company’s named executive officers in connection with the Offer or the Merger (a “say-on-golden parachute compensation” vote) as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder (the “Company Stockholders’ Meeting”); and (B) submit such proposals to such holders at the Company Stockholders’ Meeting and shall not submit any other proposals to such holders in connection with the Company’s Stockholders’ Meeting without the prior written consent of Parent.

(ii)                                  As promptly as reasonably practicable following the Acceptance Time, the Company in consultation with Parent shall set a record date for persons entitled to notice of, and to vote at, the Company’s Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(iii)                               Subject to the rights to postpone or adjourn the Company Stockholders’ Meeting as set forth below, the Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Acceptance Time.

(iv)                              The Company shall ensure that all proxies solicited by the Alaska Corporations and their Representatives in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(v)                                 Notwithstanding anything to the contrary contained in this Agreement, the Company may after consultation with Parent adjourn or postpone the Company’s Stockholders’ Meeting, if any, only: (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to the Company’s stockholders; (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company’s Stockholders’

Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement.

(vi)                              The Proxy Statement shall include a statement to the effect that the Company Board has determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, and recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting.

6.3                               Stock Options, RSUs and Company ESPP.

(a)                                 As of the Acceptance Time, each Company Option that is outstanding immediately prior to the Acceptance Time shall, if unvested, vest and become exercisable in full by virtue of the Offer. Prior to and effective as of the Acceptance Time, the Company shall take all action necessary to terminate the Company Option Plans. Holders of all unexercised Company Options outstanding as of immediately prior to the Acceptance Time with an exercise price per share lower than the Cash Portion of the Merger Consideration will, in consideration of the cancellation of their Company Options, be entitled to receive (i) from the Company, and the Company shall cause to be delivered to such holders, a cash payment upon the Acceptance Time (payable within 5 Business Days after the Acceptance Time), in an amount equal to the product of (x) the number of shares of Company Common Stock provided for in such Company Option and (y) the excess, if any, of (A)  the Cash Portion of the Merger Consideration over (B) the exercise price per share provided for in such Company Option, which cash payment shall be treated as compensation and shall be net of any applicable withholding Tax, and (ii) from Parent, a CVR for each share of Company Common Stock provided for in such Company Option.  Each Company Option with an exercise price per share equal to or in excess of the Cash Portion of the Merger Consideration shall be canceled upon the Acceptance Time without further consideration therefor.

(b)                                 At the Acceptance Time, each holder of an award of Company RSUs outstanding immediately prior to the Acceptance Time shall, in consideration of the cancellation of such Company RSUs, be entitled to receive (i) from the Company, and the Company shall cause to be delivered to such holder, a cash payment upon the Acceptance Time (and payable within 5 Business Days after the Acceptance Time), in an amount equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU and ( y) the Cash Portion of the Merger Consideration, and (ii) from Parent a CVR for each share of Company Common Stock subject to such Company RSU.

(c)                                  Prior to the Acceptance Time, the Company shall use its commercially reasonable efforts to take all action that may be necessary (under the Company Option Plans and otherwise) to effectuate the provisions of this Section 6.3 and to ensure that, from and after the Acceptance Time, holders of Company Equity Awards have no rights with respect thereto other than those specifically provided in this Section 6.3.

(d)                                 As soon as practicable following the date of this Agreement, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period (or similar period during which Company Common Stock may be purchased) (the “Final Offering”) under the Company ESPP to be terminated on the earlier to occur of (A) June 30, 2012 and (B) the date immediately following the Company’s last payroll payment date prior to the Acceptance Time (the date of such termination being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened Final Offering, but otherwise treat such shortened Final Offering as a fully effective and completed offering period for all purposes under the Company ESPP; and (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP.  On the Designated Date and immediately following the end of the Final Offering, the Company shall terminate the Company ESPP.  The Company has taken all action that may be necessary to ensure that (x) there are no further contributions to the Company ESPP, (y) no participant in the Company ESPP shall be permitted following the date of this Agreement to (A) increase the amount of his or her rate of payroll contributions from the rate in effect when the Final Offering commenced, or (B) make separate non-payroll contributions to the Company ESPP, and (z) no individual who is not participating in the Company ESPP as of the date of this Agreement may hereafter commence participation in the Company ESPP (such that the funds credited through the date hereof in respect of the Company ESPP shall not change until the earlier of (i) the termination of this Agreement and (ii) the date on which the Company applies such funds to the purchase of Company Common Stock in accordance with this Section 6.3(d)).

6.4                               Employee Benefits.

(a)                                 Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements all employees of the Alaska Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent.

(b)                                 Nothing in this Section 6.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Company Indemnified Persons to the extent of their respective rights pursuant to Section 6.5, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

(c)                                  If requested in writing by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Parent). The Company also shall take, prior to the Effective Time, such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request in writing.

(d)                                 With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation, in any such Parent Benefit Plan to the extent such service was credited under the applicable Company Benefit Plan. In addition, and subject to the concurrence of any third-party insurers (which Parent shall use commercially reasonable efforts to obtain), Parent shall or shall cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time.

(e)                                  To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company and Parent shall cooperate with each other to ensure that such requirements are complied with prior to the Effective Time.

(f)                                   Prior to the Effective Time, the Company shall not, and shall ensure that its Subsidiaries and the respective Representatives of the Alaska Corporations do not, make any commitment to any employees of the Alaska Corporations regarding continuing post-Closing employment, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which approval shall not be unreasonably withheld.

(g)                                  Nothing contained herein shall be construed as requiring the Alaska Corporations to continue any specific Company Employee Plan. The provisions of this Section 6.4 are for the sole benefit of Parent and the Company and nothing in this Section 6.4, expressed or implied, is intended or shall be construed to constitute an amendment of any Company Employee Plan (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Company Employees, including Continuing Employees, prior to, on or following the Effective Time.

6.5                               Indemnification of Officers and Directors.

(a)                                 All rights to indemnification, advancement of expenses and exculpation from liabilities by the Company or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Company or its Subsidiaries at or prior to the Effective Time (the “Company Indemnified Persons”) for their acts and omissions as directors, officers, employees or agents of the Company or its Subsidiaries occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Company Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed and performed by the Surviving Corporation and any applicable Subsidiaries to the fullest extent permitted by applicable law for a period of six years from the date on which the Merger becomes effective. Parent shall cause the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company and such Subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such person’s prior written consent. Parent guarantees the full and timely performance of the obligations of the Surviving Corporation and its Subsidiaries under this Section 6.5(a).

(b)                                 At or prior to the Acceptance Time, the Company shall purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the Acceptance Time, and on terms and conditions no less favorable to the Company Indemnified Parties than those in effect under the Company Existing D&O Policy in effect on the date hereof, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors, officers, employees and agents of the Company or its Subsidiaries occurring prior to the Effective Time. If such “tail policy” is not obtained then from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors, officers, employees or agents of the Company or any of its Subsidiaries occurring at or prior to the Effective Time, the existing policy of directors’ and officers’ and fiduciary liability insurance maintained by the Company as of the date of this Agreement in the form delivered or Made Available by the Company to Parent prior to the date of this Agreement (the “Company Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Company Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Company Existing D&O Policy (or for any substitute policies) in excess of $1.05 million (the “Company Maximum Premium”). In the event any future annual premiums for the Company Existing D&O Policy (or any substitute policies) exceed the Company Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Company Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Company Maximum Premium.

(c)                                  Parent shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which any Company Indemnified Person may incur in enforcing the indemnification and other obligations provided for in this Section 6.5.

(d)                                 This Section 6.5 is intended to be (i) for the benefit of, and shall be enforceable by, the Company Indemnified Persons, their heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any Company Indemnified Person may have by contract or otherwise, including indemnification agreements that the Company has entered into with any of its directors or officers and (iii) may not be amended, altered or repealed after the Acceptance Time without the prior written consent of the affected Company Indemnified Person (provided that such amendment, alteration or repeal prior to the Acceptance Time shall be governed by Section 9.1). In the event that Parent or the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, Parent (or its successor, as applicable), shall make proper provision so that the successors and assigns of the Surviving Corporation or Parent (as the case may be) honor the indemnification and other obligations set forth in this Section 6.5. This Section 6.5 shall survive consummation of the Merger.

6.6                               Regulatory Approvals and Related Matters.

(a)                                 Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly (and in any event within 10 Business Days) after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Offer and the Merger. The Company and Parent each shall promptly (i) supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act (the “Antitrust Filings”); and (ii) supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of the Company and Parent will notify the other party promptly upon the receipt of (A) any comments from any Governmental Bodies in connection with any Antitrust Filings made pursuant hereto; and (B) any request by any Governmental Bodies for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, the requirements of the HSR Act. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal

Proceeding or threat, and in connection with any such Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

(b)                                 Subject to Section 6.6(c), Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Annex A and Section 7, respectively, consummate the Offer and the Merger and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Annex A or Section 7 to its obligations to consummate the Offer, the Merger and the other Contemplated Transactions). Without limiting the generality of the foregoing, but subject to Section 6.6(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer, the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer, the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger.

(c)                                  Notwithstanding anything to the contrary contained in this Section 6.6, neither Parent, Merger Sub or the Company shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets.

6.7                               Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions. The Company shall consult with Parent and consider the views and comments of Parent before any of the Alaska Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicate with the Company Associates generally, with respect to the Offer, the Merger or any of the other Contemplated Transactions. Parent and Merger Sub shall consult with the Company and consider the views and comments of the Company before either of them or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicate with the Parent Associates generally, with respect to the Offer, the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NASDAQ Global Market if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (iii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Alaska Corporation or any Company Change in Recommendation.

6.8                               Resignation of Officers and Directors.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Alaska Corporations.

6.9                               Section 16 Matters.  Subject to the following sentence, prior to the Acceptance Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

6.10                        Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement

6.11                        Securityholder Litigation.

(a)                                 The Company shall give Parent the right to participate in the defense or settlement of any securityholder litigation against the Company and/or the Company Board relating to the Contemplated Transactions. In no event shall the Company enter into or agree to any settlement with respect to such securityholder litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)                                 Parent shall give the Company the right to participate in the defense or settlement of any securityholder litigation against Parent and/or the Parent Board relating to the Contemplated Transactions. In no event shall Parent enter into or agree to any settlement with respect to such securityholder litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  For purposes of this Section 6.11, “participate” means that the non-litigating party will be kept reasonably apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to any settlement as set forth in this Section 6.11.

Section 7.                                           CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY, PARENT AND MERGER SUB

The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1                               Stockholder Approval. If required by applicable Legal Requirements, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.2                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.3                               Payment for Company Common Stock.  Merger Sub shall have accepted for payment, or caused to be accepted for payment, and paid for all shares of Company Common Stock validly tendered and not withdrawn in the Offer (provided that the purchase of Company Common Stock pursuant to the Offer shall not be a condition to the obligations of Parent or Merger Sub if Merger Sub fails to accept for payment and pay for Common Stock pursuant to the Offer in violation of this Agreement or the Offer).

Section 8.                                           TERMINATION

8.1                               Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders, but subject to Section 1.5(c) from and after the Acceptance Time):

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company if the Acceptance Time shall not have occurred by July 5, 2012 (the “End Date”); provided, however, that if the Offer Condition set forth in clause (b)(i) of Annex A hereto has not been satisfied or waived (to the extent permitted by Section 1(c)) prior to the End Date, the End Date shall be automatically extended to September 5, 2012; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Offer by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Acceptance Time;

(c)                                  by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer;

(d)                                 by Parent (at any time prior to the Acceptance Time) if a Company Triggering Event shall have occurred;

(e)                                  by the Company (at any time prior to the Acceptance Time) in order to accept a Company Superior Offer and enter into a Company Specified Agreement related to a Company Superior Offer if (i) such Company Superior Offer shall not have resulted from a breach of Section 5.4, and (ii) the Company Board, after satisfying the requirements of Section 5.4(f)(i), shall have authorized the Company to enter into a binding written definitive agreement providing for the consummation of a transaction constituting a Company Superior Offer (the “Company Specified Agreement”) and the Company shall have simultaneously paid the Company Termination Fee in accordance with Section 8.3;

(f)                                   by Parent (at any time prior to the Acceptance Time) if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in paragraph (b)(iii) of Annex A would then exist and be continuing, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the conditions set forth in paragraph (b)(iii) of Annex A would then exist and be continuing; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in paragraph (b)(iv) of Annex A would then exist and be continuing; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

(g)                                  by the Company (at any time prior to the Acceptance Time) if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, which inaccuracy would reasonably be expected to prevent or materially delay the consummation of the Offer and the Merger; (ii) any of Parent’s covenants or obligations contained in this Agreement shall not have been complied with and performed in any material respect; or (iii) Merger Sub shall not have commenced the Offer within twelve (12) days following the date of this Agreement; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

8.2                               Effect of Termination.

(a)                                 In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful and material inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, neither the lenders providing the Debt Financing (the “Lenders”) nor their Affiliates nor their respective directors, officers, managers, employees, advisors and agents (collectively, the “Lender Entities”) shall have any liability to the Company or any of its equity holders or Affiliates relating to or arising out of this Agreement or the Commitment Letter, whether at law or equity, in contract or in tort or otherwise, and the Company and its respective equity holders and Affiliates, shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential or punitive damages, against any of the Lender Entities under this Agreement or the Commitment Letter, whether at law or equity, in contract or in tort or otherwise.

8.3                               Expenses; Termination Fees.

(a)                                 Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that Parent and the Company shall share equally all out-of-pocket fees and expenses, other than accountants’ and attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Proxy Statement and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under the HSR Act.

(b)                                 If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(d); (ii) by the Company pursuant to Section 8.1(e); or (iii) by the Company pursuant to Section 8.1(b) following a Company Change in Recommendation, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $7.5 million (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause “(i)” of the preceding sentence, within two Business Days after termination of this Agreement; and (y) in the case of clause “(ii)” and “(iii)”, simultaneously with the Company’s termination of the Agreement.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, the parties agree that, except as provided in the last sentence of this Section 8.3(c), the payments contemplated by this Section 8.3 represent the sole and exclusive remedy of Parent and Merger Sub, and that, except for the payments expressly set forth in this Section 8.3 and as provided in the last sentence of this Section 8.3(c), the Company shall have no liability, and Parent, Merger Sub and their respective affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against the Company, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the Company (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of the Company) in connection with or arising out of the termination of this Agreement, any breach of or by the Company giving rise to such termination or the failure of the Offer, the Merger and the other transactions contemplated by this Agreement to be consummated. The parties agree that if (i) the termination of this Agreement resulted from the willful and material inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement by the Company, (ii) the Company Termination Fee is payable pursuant to the terms of this Agreement at or following a termination hereof and (iii) Parent has (A) notified the

Company that it is not accepting any such Company Termination Fee payable to Parent hereunder and is waiving any right thereto, which notification and waiver shall occur, if at all, (1) at the time of such termination of this Agreement by Parent, if Parent is the party terminating this Agreement, or (2) within five Business Days following such termination of this Agreement, if the Company is the party terminating this Agreement, and (B) refunded such Company Termination Fee in full to the Company within five Business Days following payment thereof, if such Company Termination Fee has been paid hereunder prior to such notification, then payment of the Company Termination Fee shall not represent the sole and exclusive remedy of Parent and Merger Sub hereunder.

(d)                                 If the Company fails to pay when due any amount payable by the Company under this Section 8.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

Section 9.                                           MISCELLANEOUS PROVISIONS

9.1                               Amendment.  Subject to Section 1.5(c), this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2                               Waiver.

(a)                                 No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                 No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3                               No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4                               Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5                               Applicable Law; Jurisdiction; Specific Performance; Remedies.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury; provided that if such action is with respect to the Debt Financing and is against a Lender, each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.9 will be effective service of process for any claim, action, suit or other proceeding in the Court of Chancery of the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b)                                 The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.6                               Disclosure Schedules.  The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 4. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule is intended only to qualify and limit the representations, warranties, covenants and agreements of the Company contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule is intended only to qualify and limit the representations, warranties, covenants and agreements of Parent and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date hereof shall be disregarded.

9.7                               Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8                               Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect; provided, further, that notwithstanding anything to the contrary in the foregoing, each of Parent and Merger Sub may assign its rights and interests hereunder to the Lenders for collateral security purposes pursuant to the terms of the Commitment Letter; provided that any such assignment by Parent or Merger Sub shall not relieve the assigning party of its obligations hereunder. Except (a) as specifically provided in Section 6.5, (b) that the Lenders shall be express third party beneficiaries of Sections 8.2(b) and 9.5(a), and (c) following the Acceptance Time and the Effective Time, for the right of holders of Company Common Stock to receive the Merger Consideration in accordance with Section 1 or Section 2, as applicable, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9                               Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day;

and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Spectrum Pharmaceuticals, Inc.
11500 South Eastern Ave., Suite 240

Henderson, NV 89052

Tel: (702) 835-6300

Attention: Rajesh C. Shrotriya, M.D.

E-mail: raj.shrotriya@sppirx.com

Facsimile: (702) 260-7405

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Tel: (312) 862-2340
Attention: R. Scott Falk, P.C.
E-mail: scott.falk@kirkland.com
Facsimile: (312) 862-2200

Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, CA 90071
Tel:  (213) 680-8400
Attention:  Eva H. Davis
E-mail:  eva.davis@kirkland.com
Facsimile:  (213) 680-8500

if to the Company:

Allos Therapeutics, Inc.
11080 CirclePoint Road
Westminster, CO 80020
Tel: 303.426.6262
Attention: Paul Berns and Marc Graboyes
E-mails:
pberns@allos.com and mgraboyes@allos.com
Facsimile: 303.426.4731

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Tel: (650) 328-4600
Attention: Josh Dubofsky
E-mail: josh.dubofsky@lw.com
Facsimile: (650) 463-2600

9.10                        Cooperation.  The Company and Parent agree to cooperate fully with Parent and the Company, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent or the Company to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12                        Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)                                  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)                                   Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Rajesh C. Shrotriya

Name:	Rajesh C. Shrotriya, M.D.

Title:	Chief Executive Officer and President

SAPPHIRE ACQUISITION SUB, INC.

By:	/s/ Rajesh C. Shrotriya

Name:	Rajesh C. Shrotriya, M.D.

Title:	Chief Executive Officer and President

ALLOS THERAPEUTICS, INC.

By:	/s/ Paul L. Berns

Name:	Paul L. Berns

Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or the Company) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly:

(a)           any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Subsidiaries is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 10% or more of any class of equity or voting securities of such Entity or any of its Subsidiaries, or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries; or (iii) in which such Entity or any of its Subsidiaries issues securities representing more than 10% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries;

(b)           any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity or its Subsidiaries that constitute or account for 10% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 10% or more of the fair market value of the consolidated assets of such Entity or any of its Subsidiaries; or

(c)           any liquidation or dissolution of such Entity or any of its Subsidiaries.

Affiliate.  An “affiliate” of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Exhibit A-1

Alaska Corporations.  “Alaska Corporations” shall mean: (a) the Company; and (b) each of Company’s Subsidiaries.

Book Entry Shares.  “Book Entry Shares” means non-certificated shares of Company Common Stock represented by book entry.

Business Day.  A “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in New York City, New York.

cGMP.  “cGMP” means the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211, all applicable FDA guidance, FDA current review and inspection standards, and current industry standards for the manufacture, warehousing, packaging, and distribution of drug products for human use, including all standard operating procedures and quality assurance documents of the Company and its contract manufacturers, and the respective counterpart requirements promulgated by Governmental Bodies in countries outside the United States where any other drug product is or was previously manufactured, produced, distributed, marketed, sold or developed by the Company or any Company Subsidiary, including any amendments or revisions thereto.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Alaska Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate.  “Company Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any of the Alaska Corporations or of or to any Company Affiliate.

Company Audited Balance Sheet.  “Company Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Company Board.  “Company Board” shall mean the Company’s board of directors.

Company Contract.  “Company Contract” shall mean any Contract: (a) to which any of the Alaska Corporations is a party; (b) by which any of the Alaska Corporations or any Company IP or any other asset of any of the Alaska Corporations is or may become bound or under which any of the Alaska Corporations has, or may become subject to, any obligation; or (c) under which any of the Alaska Corporations has or may acquire any right or interest.

Company Contract Manufacturing Agreement.  “Company Contract Manufacturing Agreement” means any manufacturing or supply agreement with a manufacturer or supplier of

Exhibit A-2

raw materials, bulk product, final packaged doses, or any intermediate form of any drug product to which the Company or any Alaska Corporation is a party.

Company Designated Representations.  “Company Designated Representations” shall mean the representations and warranties set forth in Sections 3.3(a), 3.3(c), 3.3(f), 3.21, 3.22, 3.23, 3.26 and 3.28.

Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee.  “Company Employee” shall mean any director or any officer or other employee of any of the Alaska Corporations.

Company Employee Agreement.  “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Alaska Corporations; and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Alaska Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Employee Plan.  “Company Employee Plan” shall mean each plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Alaska Corporations for the benefit of any Company Employee; or (b) with respect to which any of the Alaska Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Equity Award.  “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock.

Company IP.  “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Alaska Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the

Exhibit A-3

assets, liabilities (whether matured or unmatured, absolute or contingent, or otherwise), business, financial condition or results of operations of the Alaska Corporations taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the biotechnology or pharmaceutical industry or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Alaska Corporations taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Alaska Corporations, taken as a whole; (iii) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v)” or “(vii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv)” or “(vi)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any stockholder litigation arising from or relating to (A) the AMAG Merger Agreement or the Contemplated Transactions (as defined in the AMAG Merger Agreement), or (B) this Agreement or the Contemplated Transactions, in each case relating to a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable law; (vii) Effects resulting directly from the announcement or pendency of (A) any proposal made prior to the date of this Agreement by Parent to acquire the Company, or (B) this Agreement or the Contemplated Transactions, in each case including loss of employees, suppliers or customers (including customer orders or Contracts); (viii) Effects resulting from the Company’s evaluation of its accounting for revenue recognition in connection with the Company’s collaboration with Mundipharma International Corporation Limited in response to SEC staff comments, including any changes to the Company’s accounting or any amendments or restatements of the Company’s financial statements (or any related notes) filed with the SEC on or prior to the date of this Agreement that resulted from such evaluation or (ix) Effects resulting from the EMA Re-Examination.

Company Option Plans.  “Company Option Plans” shall mean: (a) the Company’s 2008 Equity Incentive Plan, as amended; (b) the Company’s 2006 Inducement Award Plan, (c) the Company’s 2002 Broad Based Equity Incentive Plan, (d) the Company’s 2000 Stock Incentive Compensation Plan, as amended, and (e) the Company’s 1995 Stock Option Plan, as amended.

Company Options.  “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Exhibit A-4

Company Pension Plan.  “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Preferred Stock, $.001 par value per share, of the Company.

Company Product.  “Company Product” shall mean FOLOTYN (pralatrexate injection) and any other clinical or pre-clinical products owned by, or licensed to, any Alaska Corporation, or which any Alaska Corporation is currently marketing, selling, distributing, developing, manufacturing, using or holding for use (whether or not in collaboration with another Person).

Company RSU.  “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Restricted Stock.  “Company Restricted Stock” shall mean each share of restricted Company Common Stock issued by the Company, which is subject to vesting conditions and rights to repurchase or reacquire by the Company, whether granted by the Company pursuant to a Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Rights Agreement.  “Company Rights Agreement” shall mean the Rights Agreement dated May 6, 2003 between Alaska and Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), as Rights Agent (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock), as amended by Amendment to Rights Agreement dated March 4, 2005 between Alaska and Mellon Investor Services LLC (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock), Amendment to Rights Agreement dated January 29, 2007 between Alaska and Mellon Investor Services LLC (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock), Amendment to Rights Agreement, dated as of July 17, 2009, between Alaska and Mellon Investor Services LLC (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock), and Amendment to Rights Agreement, dated as of July 19, 2011, between Alaska and Mellon Investor Services LLC (including Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock).

Company Superior Offer.  “Company Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase all or substantially all of the outstanding shares of Company Common Stock (whether through a tender offer, merger or otherwise), that is determined by the Company Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into

Exhibit A-5

account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and all other financial, regulatory, legal and other aspects of such offer, including any financing condition, to be more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger.

Company Triggering Event.  A “Company Triggering Event” shall be deemed to have occurred if, prior to the Acceptance Time: (a) the Company Board shall have failed to recommend that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer or shall have failed to include a statement to such effect in the Schedule 14D-9; (b) the Company Board shall have otherwise directly or indirectly withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (c) the Company shall have failed to include in the Schedule 14D-9 a statement to the effect that the Company Board has determined and believes that this Agreement, the Offer and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders; (d) the Company Board fails to publicly reaffirm the Company Board Recommendation, or fails to publicly reaffirm its recommendation that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer within the earlier of (i) five business days after Parent requests in writing that such recommendation be reaffirmed (and, in any event, prior to any scheduled Expiration Date so long as Parent has made such request at least three (3) Business Days prior to such scheduled Expiration Date) or (ii) any applicable time period set forth in the proviso contained in Section 5.4(g), if applicable; (e) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 5.4(a)); (f) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 5.4(a)); (g) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (h) an Acquisition Proposal with respect to an Alaska Corporation is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced; or (i) the Company shall have breached, or shall have been deemed to have breached pursuant to the last sentence of Section 5.4(a), in any material respect Section 5.4 of the Agreement.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement dated as of September 23, 2011, between the Company and Parent.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Offer, the Merger and the other transactions contemplated by the Agreement and the Company Stockholder Support Agreements.

Exhibit A-6

CVR Agreement.  “CVR Agreement” means in the CVR Agreement in the form attached hereto as Exhibit D to be entered into among Parent, the Company and the CVR Rights Agent, subject to any reasonable revisions thereto requested by the CVR Rights Agent with respect to its obligations as CVR Rights Agent thereunder.

CVR Rights Agent.  “CVR Rights Agent” means a rights agent mutually agreeable to Parent and the Company.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL.  “DGCL” shall mean the Delaware General Corporation Law.

DOL.  “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Environmental Law.  “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

FDA.  “FDA” shall mean the U.S. Food and Drug Administration or any successor Governmental Body thereto.

FDA Act.  “FDA Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

Exhibit A-7

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization.  “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).

Health Care Laws.  “Health Care Laws” shall mean (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the regulations promulgated thereunder and comparable state laws, (e) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, and (g) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Governmental Bodies that regulate the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, distributing or marketing of pharmaceutical products, or related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, software,

Exhibit A-8

formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

knowledge of the Company.  “Knowledge of the Company” or a similar phrase shall mean the actual knowledge after making reasonable inquiry of the matter in question of Paul L. Berns, Garry Allen, Bruce K. Bennett, David C. Clark, Bruce A. Goldsmith PhD, Marc H. Graboyes, Charles Q. Morris, Michael E. Schick and Bob Zimmerman; provided, however, that it is understood and agreed that such individuals’ discussions with Company Associates, who at the time of such discussions have the title Vice President or more senior and who would reasonably be expected to have information with respect to the matter in question, shall constitute reasonable inquiry.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market and the NASDAQ Global Select Market).

Made Available.  Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to information, document or other material to which the Company has given Parent access: (i) such information, document or material was made available by the Company for review by Parent or Parent’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by the Company with the Intralinks Data Site in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable

Exhibit A-9

period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) Parent and Parent’s Representatives had access to such information, document or material throughout such period of time; and (b) with respect to information, document or other material to which Parent has given the Company access: (i) such information, document or material was made available by Parent for review by the Company or the Company’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by Parent with RR Donnelley Venue in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if Parent shall have promptly notified the Company or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) the Company and the Company’s Representatives had access to such information, document or material throughout such period of time or (c) that such information was filed by the Company or Parent, as applicable, with the SEC on or after January 1, 2010 and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database. As used in this definition of “Made Available”, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

Materials of Environmental Concern.  “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Order.  “Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

Parent Affiliate.  “Parent Affiliate” shall mean any Person under common control with either of Parent or Merger Sub within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate.  “Parent Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to either Parent or Merger Sub or of or to any Parent Affiliate.

Parent Board.  “Parent Board” shall mean Parent’s board of directors.

Parent Disclosure Schedule.  “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the assets, liabilities (whether matured or unmatured, absolute or

Exhibit A-10

contingent, or otherwise), business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the biotechnology or pharmaceutical industry or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on Parent and its Subsidiaries taken as a whole; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on Parent and Merger Sub taken as a whole; (iii) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Parent or any of its Subsidiaries; (iv) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” or “(v)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (v) any stockholder litigation arising from or relating to this Agreement or the Contemplated Transactions and relating to a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable law; or (vi) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including customer orders or Contracts) and any related decrease in sales volume of Parent Products.

Parent Product.  “Parent Product” shall mean ZEVALIN® and FUSILEV® and any other clinical or pre-clinical products owned by, or licensed to, either Parent or Merger Sub, or which either of them is currently marketing, selling, distributing, developing, manufacturing, using or holding for use (whether or not in collaboration with another Person).

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Proxy Statement.  “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting, if required by applicable Legal Requirements.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Regulatory Authorizations.  “Regulatory Authorizations” shall mean any approval, clearances, authorizations, registrations, exemptions, certifications and licenses granted by any Governmental Body which administers Health Care Laws, including the FDA and other equivalent agencies.

Exhibit A-11

Release.  “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

Representatives.  “Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax.  “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, premium tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, license tax, alternative or add-on minimum tax, withholding tax or payroll tax), and any charge, fine, penalty or interest related to a tax, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Other Defined Terms.  In addition, each of the following terms shall have the meaning given to such term in the applicable Section of the Agreement listed opposite such term:

Term	Section
Acceptance Time	1.5(a)
Agreement	Preamble
Alaska Corporation Returns	3.15(a)
Alaska Leased Real Property	3.8(c)
Alaska Material Registered IP	3.9(a)(i)

Exhibit A-12

AMAG Merger Agreement	3.11
Anti-Bribery Laws	3.13
Antitrust Filings	6.6(a)
Cash Portion	Recitals
Closing Date	2.3
Closing	2.3
Commitment Letter	4.3(c)
Company	Preamble
Company 401(k) Plan	6.4(c)
Company Board Recommendation	3.21
Company Certifications	3.4(a)
Company Change in Recommendation	5.4(e)
Company Common Stock	Recitals
Company ESPP	3.3(c)
Company Existing D&O Policy	6.5(b)
Company Indemnified Persons	6.5(a)
Company Intervening Event	5.4(f)(ii)
Company Material Contract	3.10(a)
Company Maximum Premium	6.5(b)
Company Owned Real Property	3.8(b)
Company Rights Agreement Amendment	3.28
Company Rights	3.3(d)
Company SEC Documents	3.4(a)
Company Specified Agreement	8.1(e)
Company Stock Certificate	2.7
Company Stockholders	1.1(f)
Company Stockholder Support Agreements	Recitals
Company Stockholders’ Meeting	6.2(a)(i)
Company Termination Fee	8.3(b)
Company’s Financial Advisor	3.25
Compensation Committee	3.30
Continuing Directors	1.5(a)
Continuing Employees	6.4(a)
CVR Agreement	Recitals
CVR	Recitals
CVR Rights Agent	Recitals
Debt Financing	4.3(b)
Designated Date	6.3(d)

Exhibit A-13

Dissenting Shares	2.6
Effective Time	2.3
EMA Re-Examination	5.4(f)(ii)
Employment Compensation Arrangement	3.30
End Date	8.1(b)
Exchange Act	3.4(d)
Exchange Agent	2.8(a)
Exchange Fund	2.8(a)
Expiration Date	1.1(d)
FDA Ethics Policy	3.12(c)
Final Offering	6.3(d)
Independent Directors	1.5(a)
Initial Expiration Date	1.1(d)
Lender Entities	8.2(b)
Lenders	8.2(b)
Merger	Recitals
Merger Consideration	2.5(a)(iii)
Merger Sub	Preamble
Offer	Recitals
Offer Conditions	1.1(c)
Offer Documents	1.1(f)
Offer to Purchase	1.1(f)
Parent	Preamble
Parent Benefit Plans	6.4(d)
Pre-Closing Period	5.1
Required Company Stockholder Vote	3.23
Required Merger Sub Stockholder Vote	4.3(a)
Schedule 14D-9	1.2(a)
Schedule TO	1.1(f)
Short Form Threshold	1.1(e)
Subsequent Offering Period	1.1(e)
Surviving Corporation	2.1
Top-Up	1.4(a)
WARN Act	3.16(k)

Exhibit A-14

Annex A

Conditions to the Offer

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of April 4, 2012 (the “Agreement”), by and among Spectrum Pharmaceuticals, Inc., Sapphire Acquisition Sub, Inc. and Allos Therapeutics, Inc., Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any shares of Company Common Stock tendered pursuant to the Offer, and may, subject to the terms of the Agreement and compliance with the rules and regulations referred to above, extend, terminate or amend the Offer, if (a) immediately prior to the scheduled expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of shares of Company Common Stock that, when added to shares of Company Common Stock already beneficially owned by Parent and its direct and indirect Subsidiaries, constitute a majority of the aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance (or proposed acceptance) of shares of Company Common Stock pursuant to the Offer (the “Minimum Condition”), or (b) immediately prior to the scheduled time of the expiration of the Offer on the Expiration Date, any of the following conditions shall exist and be continuing as of such time:

(i)                                     Any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated;

(ii)                                  any temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Offer or the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, or any Legal Requirement shall have been enacted or deemed applicable to the Offer or the Merger that makes consummation of the Offer or the Merger illegal;

(iii)                               (x) any of the Company Designated Representations shall not be accurate in all material respects as of the Expiration Date as if made on and as of the Expiration Date (except for any such representations and warranties made as of a specific date, which need only have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded, or (y) any of the representations or warranties of the Company (other than the Company Designated Representations) shall not be accurate in all respects as of the Expiration Date as if made on and as of the Expiration Date (except for any such representations and warranties made as of a specific date, which need only have been accurate in all respects as of such date); provided, however, that: (A) for purposes of determining the accuracy of such representations and warranties as of the foregoing times: (1) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (2) any update of or modification to the Company Disclosure Schedule made or purported to

Annex A-1

have been made on or after the date of this Agreement shall be disregarded; and (B) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect;

(iv)                              the covenants and obligations in the Agreement that the Company is required to comply with or to perform at or prior to the Expiration Date shall not have been complied with and performed in all material respects, and such failure to perform or comply cannot be or shall not have been cured prior to the Expiration Date;

(v)                                 Merger Sub shall have failed to receive a certificate of an officer of the Company certifying that none of the conditions set forth in the foregoing clauses (iii) and (iv) shall have occurred and be continuing as of the Expiration Date;

(vi)                              the Agreement shall have been terminated in accordance with its terms; or

(vii)                           Merger Sub and the Company shall have agreed in writing that Merger Sub shall terminate the Offer or postpone the acceptance for payment of shares of Company Common Stock thereunder.

The foregoing conditions (i) through (vii) are for the sole benefit of Merger Sub and, subject to Section 1.1(c) of the Agreement and the applicable rules and regulations of the SEC, may be waived by Merger Sub in whole or in part at any time and from time to time in its sole discretion.  Any reference in this Annex A or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived.

The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement.

Annex A-2